Exhibit 2.1
EXECUTION VERSION

DATED	2014

NIGEL CLEAVE	(1)
and
KVH MEDIA GROUP LIMITED	(2)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of Super Dragon Limited and Videotel Marine Asia Limited

CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE	9
3	CONSIDERATION	9
4	COMPLETION	9
5	POST-COMPLETION OBLIGATIONS	11
6	WARRANTIES	13
7	RESTRICTIVE COVENANTS	14
8	CONFIDENTIALITY AND USE OF NAMES	16
9	ANNOUNCEMENTS	16
10	GENERAL	16
11	ASSIGNMENT	17
12	ENTIRE AGREEMENT	18
13	NOTICES	18
14	COUNTERPARTS	19
15	GOVERNING LAW AND JURISDICTION	19
Schedule 1 Target Group		20
Schedule 2 Warranties		23
Schedule 5 Completion Accounts		42
Schedule 6 Tax Warranties		45
Schedule 7 Warranty Limitations		47
Schedule 8 Escrow Account		50
Schedule 9 Holdback Account		53

DATE OF SHARE PURCHASE AGREEMENT                            2014
PARTIES

(1)	NIGEL CLEAVE of A1, 16/F, Flora Garden, 50 Cloud View Road, North Point, Hong Kong (Holder of Hong Kong Identity Card No. M 280156(1)) (the “Seller”); and

(2)	KVH MEDIA GROUP LIMITED, a company incorporated in England with registered number 06462774 whose registered office is 2A Queen Street, Leeds, West Yorkshire, LS1 2TW, United Kingdom (the “Buyer”).
INTRODUCTION

A
Super Dragon Limited (“SDL”) and Videotel Marine Asia Limited (“VMA”, together with SDL, the “Targets” and each a “Target”) were incorporated in Hong Kong under the Companies Ordinance and each Target is a private company limited by shares.

B	The Seller is the legal and beneficial owner of the whole of the issued share capital of each of the Targets.

C	The Seller has agreed to sell the whole of the issued share capital of each of the Targets to the Buyer on the terms of this agreement.
IT IS AGREED THAT:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings:
“£” means pound sterling, the official currency of the United Kingdom.
“ASB” means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.
“Associate” means, in relation to a person, (i) a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified person, or (ii) each spouse, sibling or child of such specified person or child of such specified person’s spouse, but excluding the Target Group.
“Business Day” means any day other than a Saturday, Sunday or a bank or public holiday in Hong Kong and the City of London.
“Buyer’s Accountants” means Grant Thornton UK LLP of No 1 Whitehall Riverside, Whitehall Road, Leeds LS14BN.
“Buyer’s Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time (each, a “Buyer Group Company”).
“Buyer’s Solicitors” means Akin Gump Strauss Hauer & Feld LLP of Unit 01-04, 28th Floor, Alexandra House, 18 Chater Road Central, Hong Kong.
“Claim” means a claim for a breach of any of the provisions of this agreement, other than (i) a Tax-Related Claim or (ii) an Independent Indemnity Claim.
“Cleave-Cheng SPA” means the sale and purchase agreement dated as of the even date herewith between the Seller and Newton Cheng in relation to the Shares.
“Companies Acts” has the meaning set out in section 2 of the UK Companies Act 2006 and includes any enactment passed after the Companies Act 2006 which may, by reason of that or any other enactment, be cited together with the Companies Act 2006 as “the Companies Acts”.

“Companies Ordinance” means the Companies Ordinance, Chapter 622 of the Laws of Hong Kong.
“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4.
“Completion Accounts” means the consolidated balance sheet of the Target Group as at the close of business on the date of Completion and a consolidated profit and loss account of the Target Group for the period from the Last Accounts Date up to and including the date of Completion, which shall be prepared in accordance with Schedule 5.
“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by any member of the Target Group or which is used in or otherwise relates to the business, customers or financial or other affairs of the Target Group, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Target Group; or

(b)
the marketing or sales of any past or present or future products, content or services of the Target Group including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Target Group.
“Content” means such written, spoken and/or visual and audio-visual communication delivered via any medium (including without limitation print, internet, television, satellite, on disc or digitally) to a third party.
“Content Agreement” means any agreement for the lease, rental, assignment, license or sub-license of Content by the Target or any member of the Target Group from a third party and, for the avoidance of doubt, excluding any agreements with a customer of the Target Group.
“Data Room” means the online data room relating to the Target Group operated by the Seller’s Solicitors, a copy of the contents of which are contained on the Data Room Disk.
“Data Room Disk” means the disk to be delivered at Completion, and initialed by both parties for identification purposes, on which is saved each of the documents contained in the Data Room.
“Deed of Release” means the deed of release in the agreed form releasing all Intra Group Guarantees and Intra Group Indebtedness.
“Disclosure Letter” means (i) the letter in the agreed form dated the same date as this agreement from the Seller to the Buyer disclosing information constituting exceptions to the Warranties and the Tax Warranties and (ii) each of the documents attached to such letter or otherwise contained in the Data Room Disk, in each case specifically referred to in such letter.
“Domain Names” means the domain names listed in Schedule 4.
“Escrow Account” means an account in the joint names of the Seller and the Buyer with the Escrow Bank, which shall be dealt with in accordance with Schedule 8 and the Escrow Agreement.
“Escrow Agreement” means the agreement to be entered into between the Seller, the Buyer and the Escrow Bank concerning the administration of the Escrow Account.
“Escrow Bank” means BNY Mellon Hong Kong branch.
“Escrow Sum” means £2,865,100.00.

“EU” means European Union.
“Fundamental Warranties” means the Warranties set out in paragraphs 1.1 to 1.4 (inclusive).
“General Warranties” means all of the Warranties save for the Fundamental Warranties.
“Governmental Approvals” means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals of any Governmental Authority, including any conditions thereof.
“Governmental Authority” means any government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.
“Holdback Account” means an interest bearing account in the joint names of the Seller and the Buyer with the Escrow Bank, which shall be dealt with in accordance with Schedule 9 and the Holdback Agreement.
“Holdback Amount” means a sum equal to £1,000,000.00.
“Holdback Agreement” means the agreement to be entered into between the Seller, the Buyer and the Escrow Bank concerning the administration of the Holdback Account.
“Holding Account” means the account in the name of KVH Industries, Inc. with Bank of America.
“HK$” means Hong Kong dollars, the official currency of Hong Kong.
“Initial Payment” means the sum of £28,651,000.00.
“Independent Indemnity Item” means each of the indemnities given by the Seller in clauses 6.9 and 6.10.
“Intellectual Property” means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.
“Intra Group Guarantees” means all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon any member of the Target Group in respect of a debt, liability or obligation of the Seller and/or any of his Associates.
“Intra Group Indebtedness” means all debts, liabilities (whether actual, contingent or prospective) or obligations subsisting or outstanding as at Completion owed by any member of the Target Group on the one hand to the Seller and/or any of his Associates on the other hand.
“IP Licences” means any licences, sub-licences, agreements, authorisations and permissions in writing, relating to the use, enjoyment and/or exploitation by:

(a)	any member of the Target Group of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Intellectual Property Rights.
“Last Accounts” means the consolidated balance sheet of the Target Group as at the Last Accounts Date and the consolidated profit and loss account of the Target Group for the two-year period ending on such date, together with the directors’ reports and notes thereon.

“Last Accounts Date” means 31 December 2013.
“Law” means any applicable treaty, law, regulation or ordinance or any applicable principal of common law, civil law or equity or any direction, instruction, codes, pronouncement or decision of an applicable Governmental Authority having the force of law.
“Leased Properties” all the Properties occupied and used by the Target Group under any lease, tenancy, license or other agreement or arrangement.
“Management Accounts” means the unaudited profit and loss account of VMI for the three-month period ended on the Management Accounts Date.
“Management Accounts Date” means 31 March 2014.
“Material Contract” means the top 4 supplier contracts and the top 40 customer contracts (by annual income to or annual expenditure by the Target Group) to which a member of the Target Group is a party (each of which is listed in the Disclosure Letter).
“Parent Company Acknowledgement” means an acknowledgement in the agreed form by KVH Industries, Inc. to the Seller and the Buyer that it is holding the amount standing to the balance of the Holding Account (following completion of the matters set out at clauses 4.7(b) and 4.7(c)) on trust, for the joint benefit of the Seller and the Buyer and in accordance with the terms of this agreement.
“Payment Date” means 31 March 2016.
“Properties” means all the freehold and leasehold properties owned or occupied or used by any member of the Target Group, brief details of which are set out in Schedule 3 and “Property” means any one of them.
“Registered Intellectual Property Rights” means the Intellectual Property listed in Part 1 of Schedule 4.
“RSRB” means Reed Smith Richards Butler of 20th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong.
“RS Solicitors’ Undertakings” means the undertakings of RSRB in a form to be mutually agreed by RSRB and the Buyer before the signing of this agreement, to be given in favour of the Buyer and relating to inter alia, the payment of the Consideration under clause 3.
“Sanctions and Export Laws” means, where applicable to any Target Group Company, any U.S. or other applicable Laws involving the export of any commodity, service, technology, or software, or otherwise imposing sanctions, embargoes or trade controls on transactions or activities between different countries or nationals of different countries, including, but not limited to any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading With the Enemy Act (50 U.S.C. App. §§ 5, 16); any embargoes, sanctions or restrictions administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, including any regulations contained in 31 C.F.R. Subtitle B, Part V; any orders of the United States President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s lists of Specially Designated Nationals and Blocked Persons and Foreign Sanctions Evaders; or additional international sanctions programs administered by OFAC and any other regulations promulgated under each such act, including any regulations contained in 31 C.F.R. Subtitle B, Part V. the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401 et seq.) as amended; the Export Administration Regulations (15 C.F.R. Parts 730-774), including related restrictions with regards to transactions involving persons and entities on any restricted party list maintained by the U.S. Department of Commerce, such as the Denied Persons List, Entity List, or Unverified List; the Arms Export Control Act Act (22 U.S.C. § 2778 et seq.), as amended; the International Traffic in Arms Regulations (“ITAR”), including related restrictions with regard to transactions involving persons and entities on any restricted party list maintained by the U.S. Department of State, such as the Debarred List; the International Emergency Economic Powers Act, as amended; and the Trading With the Enemy Act, as amended, as well as similar laws implemented by the European Union or its member states, including, without limitation, EU Council Regulation (EU) No. 267/2012, as amended, the United Kingdom’s Iran (European Union Financial Sanctions) Regulations 2012 (2012 No. 295), as amended, the United Kingdom’s Iran (United Nations Sanctions) Order 2009 (2009 No. 886), as amended, and the United Kingdom’s Export Control Order 2008 (2008 No. 3231).
“SDL Shares” means the 100 ordinary shares of HK$1.00 each in the issued share capital of SDL representing the entire issued share capital of SDL.
“Security Interest” means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts or any encumbrance or security interest whatsoever, howsoever created or arising and whether monetary or not.
“Seller Employment Agreement” means the employment agreement, dated as of even date herewith, between VMA and the Seller in the agreed form.
“Seller’s Solicitors” means Reed Smith LLP of The Broadgate Tower, 20 Primrose Street, London EC2A 2RS
“SETT Cooperation Agreement” means the SETT co-operation agreement among VMA, COSCONET (Beijing) Co. Limited, Guangyuan Communication & Navigation Co. Ltd. and Trinti Marine Solutions dated 22 July 2013.
“Shares” means the SDL Shares and the VMA Shares to be sold by the Seller to the Buyer pursuant to the terms and conditions of this agreement.
“Stamp Office” means the Stamp Office of the Inland Revenue Department of Hong Kong.
“Subsidiaries” means the subsidiaries of the Targets, brief details of which are set out in Part  2 of Schedule 1.
“Systems” means the computer, telecommunications and networking hardware and software and other information technology owned or used by any member of the Target Group.
“Target Group” means collectively the Targets and the Subsidiaries (each, a “Target Group Company”).
“Target Intellectual Property Rights” means all the Intellectual Property owned by any member of the Target Group including, without limitation, the Intellectual Property listed in Parts 1, 2 and 3 of Schedule 4.
“Taxation” means all forms of taxation, duties, rates, social security costs (including National Insurance contributions), levies, charges, withholdings or other impositions whatsoever, created or imposed or by operation of Law, in each case of a fiscal nature, and whether in Hong Kong or any other part of the world, and any interest, penalty, addition to tax, surcharge, fine or other liability, arising in connection with the imposition or non-payment or delay in payment of any taxation and “Tax” shall be construed accordingly.
“Taxation Statute” any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;
“Tax Authority” means the Inland Revenue Department of Hong Kong and any other statutory or governmental authority or body in any jurisdiction in any part of the world with responsibility in that capacity for Taxation.
“Tax Indemnity” means the deed of indemnity in respect of Taxation to be executed by the Buyer and the Seller at Completion in the agreed terms as set out in Appendix 1.
“Tax-Related Claim” means a claim under the Tax Indemnity or for breach of any of the Tax Warranties.

“Tax Warranties” means the warranties contained in Schedule 6.
“Third Party Intellectual Property Rights” means all Intellectual Property used or exploited by or in connection with any member of the Target Group but not owned by any member of the Target Group including, without limitation, the Intellectual Property listed in Schedule 4.
“Undertakings Instruction” means the instruction to be given by the Buyer’s Solicitors to RSRB pursuant to paragraph 1(b) of the RSRB Solicitors’ Undertaking.
“UK GAAP” means generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United Kingdom including without limitation the legal principles set out in the Companies Acts, rulings and abstracts of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB.
“UK Subsidiaries” means Videotel Limited, Videotel Consultants and Rentals Limited, Videotel Marine International Limited and Videotel Training Services Limited, companies incorporated and existing under the laws of England and Wales.
“VMA Shares” means the 100 ordinary shares of HK$1.00 each in the issued share capital of VMA representing the entire issued share capital of VMA.
“VMI” means Videotel Marine International Limited, being one of the UK Subsidiaries.
“Warranties” means the warranties set out in Schedule 2.

1.2
Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation.

1.3
Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4	Unless the context otherwise requires, all words and expressions which are defined in the Companies Ordinance shall have the same meanings in this agreement.

1.5	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)
any reference to a “person” includes individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labour organisation, unincorporated organisation or Governmental Authority;

(d)	any references to time are to Hong Kong time;

(e)	any reference to a party is to a party to this agreement.

1.6
Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this agreement.

1.7	The schedules to this agreement shall for all purposes form part of this agreement.

1.8	Any reference to a document being in the “agreed form” means a document in a form agreed and initialed by the parties for the purpose of identification on or prior to Completion.

1.9
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this agreement, the Seller shall sell the Shares with full title guarantee and the Buyer shall purchase the Shares.

2.2	The Seller covenants with the Buyer that:

(a)	the Shares are fully paid (or credited as fully paid) and constitute the whole of his interest in the allotted and issued share capital of the Targets;

(b)	he is entitled to sell and transfer the full legal and beneficial ownership of the Shares on the terms of this agreement without the consent of any third party; and

(c)
he will sell and transfer the Shares to the Buyer free and clear from all Security Interests and together with all accrued benefits and rights attaching or accruing to the Shares, including all dividends declared on or after the date of this agreement.

2.3
The Seller waives all rights of pre-emption (if any) over the Shares to which he may be entitled under the Articles of Association of each Target or otherwise in relation to the sale and purchase of the Shares pursuant to this agreement.

3.	CONSIDERATION

3.1
The total consideration for the sale of the Shares shall, subject to clause 6.8, be an amount equal to the sum of (i) the Initial Payment; (ii) plus or minus, as the case may be, any adjustments made pursuant to the provisions of Schedule 5.

3.2	Any consideration payable to the Seller under the terms of this agreement shall be allocated 80% to the SDL Shares and 20% to the VMA Shares.

3.3	On Completion, the Buyer shall pay, on account of the consideration:

(a)	an amount equal to the Initial Payment (less amounts equal to the Escrow Sum and the Holdback Amount) to the Seller;

(b)	an amount equal to the Escrow Sum into the Holding Account, in accordance with clause 4.7(b); and

(c)	an amount equal to the Holdback Amount into the Holding Account, in accordance with clause 4.7(c).

3.4	Any adjustment to be made to the Initial Payment pursuant to the provisions of Schedule 5 shall be paid as provided in Schedule 5.

3.5	The provisions of Schedule 8 shall apply in relation to the Escrow Account.

3.6	The provisions of Schedule 9 shall apply in relation to the Holdback Account.

3.7
The Seller agrees that the sum due to the Seller under clause 3.3(a) shall be paid by the Buyer to RSRB’s trust account prior to Completion pursuant to the RSRB Solicitors’ Undertakings, and RSRB’s receipt of such funds and RSRB’s receipt of the Undertakings Instruction from the Buyer’s Solicitors shall constitute a full discharge of the Buyer’s obligations to make such a payment. All other sums payable to the Seller hereunder shall be paid to the bank account of the Seller as notified by it in writing from time to time.

4.	COMPLETION

4.1
Completion shall take place at the offices of the Seller’s Solicitors immediately after the signing of this agreement on the date of this agreement when each of the events set out in clauses 4.2 to 4.5 shall occur.

4.2	At Completion, the Seller shall deliver to the Buyer:

(a)	duly executed instruments of transfer in favour of the Buyer in respect of all of the Shares;

(b)	duly executed sold notes in favour of the Buyer in respect of all of the Shares;

(c)	the share certificates representing the Shares in the name of the Buyer;

(d)
the resignations of the directors of each member of the Target Group and the secretary of each member of the Target Group (other than any director or secretary whom the Buyer may wish to remain in office) as a deed in the agreed form from their respective offices and employment with each member of the Target Group containing a written acknowledgement from each of them that he or she has no claim (whether for loss of office or otherwise) against any member of the Target Group on any grounds whatsoever, along with a Form ND2A for each Target completed with the information of the outgoing directors and secretary;

(e)	the Deed of Release duly executed by the Seller;

(f)	the Tax Indemnity duly executed by the Seller; and

(g)	the Seller Employment Agreement duly executed by the parties thereto.

4.3	At Completion, there shall be delivered or made available to the Buyer:

(a)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name), by-laws or comparable organisational documents of each member of the Target Group;

(b)	the minute books of each member of the Target Group duly made up to Completion;

(c)
the register of members, register of directors and other statutory registers of each member of the Target Group duly made up to Completion, including in respect of each Target reflecting the Seller as the sole shareholder thereof;

(d)	any common seal of any member of the Target Group;

(e)	all unissued share certificates of each member of the Target Group;

(f)	the title deeds relating to each of the Properties;

(g)
all books of accounts and documents of record and all other documents in the possession, custody or control of the Seller in connection with each member of the Target Group all complete and up to date;

(h)
all bank statements of all bank accounts of each member of the Target Group as at a date not more than two Business Days prior to Completion together with bank reconciliation statements in respect of each such account made up to Completion;

(i)	all the current cheque books, paying in books and unused cheques of each member of the Target Group;

(j)
evidence satisfactory to the Buyer that all outstanding indebtedness owed by a Target Group Company on the one hand to Newton Cheng or his Associates (other than accounts payable arising in the ordinary course of business under the administration and service agreement dated 1 April 2013 between VMA and Winwell Services Limited) on the other hand has been extinguished;

(k)	a copy of the duly executed Cleave-Cheng SPA;

(l)	evidence satisfactory to the Buyer that the entire issued share capital of Videotel Pte. Ltd. is fully paid up according to the Singapore corporate registry; and

(m)
evidence satisfactory to the Buyer that all employment agreements between the Seller on the one hand and any member of the Target Group on the other hand have been terminated, together with a written acknowledgement from the Seller that he has no claim under any such employment agreement.

4.4	At Completion, the Seller shall and shall procure that his Associates shall pay all monies (if any) then owing by them to any member of the Target Group, whether due for payment or not.

4.5	At Completion, a board meeting of each member of the Target Group shall be duly convened and held at which, with effect from Completion:

(a)	the transfers referred to in clause 4.2(a) shall (subject to stamping) be approved and registered;

(b)
such persons as the Buyer may nominate shall be appointed as directors and as the secretary of each member of the Target Group and the resignations referred to in clause 4.2(d) shall be submitted and accepted.

4.6	At Completion, the Buyer shall deliver to the Seller the Tax Indemnity duly executed by the Buyer.

4.7	Upon Completion and simultaneously with the matters specified in clauses 4.2 to 4.5 the Buyer shall:

(a)	pay the Initial Payment (less amounts equal to the Escrow Sum and the Holdback Amount) by procuring the provision of the Undertakings Instruction to RSRB;

(b)	pay the Escrow Sum by telegraphic transfer into the Holding Account;

(c)	pay the Holdback Amount by telegraphic transfer into the Holding Account;

(d)	deliver to the Seller the duly executed bought notes in favour of the Seller in respect of all of the Shares; and

(e)	deliver to the Seller the duly executed Parent Company Acknowledgement.

4.8	The Buyer may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.5 (inclusive).

4.9
Neither party shall be obliged to complete the purchase or sale (as the case may be) of any of the Shares unless the purchase and sale of all the Shares is completed simultaneously in accordance with such clauses and this agreement.

5.	POST-COMPLETION OBLIGATIONS

5.1
The Seller undertakes that, immediately following Completion until such time as the transfers of the Shares have been registered in the register of members of the Targets, the Seller will hold the Shares registered in his name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Targets and to do any thing or things necessary to give effect to the rights contained in this clause 5.1.

5.2
The Seller shall cause the audit of the Last Accounts by the Buyer’s Accountants to be completed and the relevant audit letter to be delivered to the Target Group as soon as practicable following Completion, but in any event no later than 21 July 2014.  For purposes of this agreement, notwithstanding anything to the contrary herein, on or after the date of such audit letter:

(a)
“Last Accounts” shall mean “the audited consolidated balance sheet of the Target Group as at the Last Accounts Date and the audited consolidated profit and loss account of the Target Group for the two-year period ending on such date, together with the auditor’s and the directors’ reports and notes thereon”;

(b)	all references to “Last Accounts” in this agreement shall be construed accordingly; and

(c)	the copy of the audited Last Accounts shall be added to the disclosed unaudited Last Accounts attached to the Disclosure Letter.

5.3
At any time after Completion, the Seller at his own expense shall (and shall use his reasonable endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things as are necessary for effectively vesting the Shares in the Buyer and otherwise giving the Buyer the full benefit of all the provisions of this agreement.

5.4
Each of the Seller and the Buyer shall bear fifty per cent of the stamp duty payable on the instruments of transfer and the bought and sold notes in respect of the Shares as contemplated by this agreement.

5.5
The Seller and the Buyer agree that the Buyer’s Solicitors shall submit to the Stamp Office the instruments of transfer and bought and sold notes referred to in clause 5.4, together with other documents required by the Stamp Office in relation to the transactions contemplated by this agreement as soon as practicable after Completion (but in any event within 30 days of Completion). The Buyer shall indemnify the Seller and hold him harmless in respect of any liability (including any fines, penalties or interest) arising from the Buyer’s failure to submit the relevant documents to the Stamp Office within 30 days of Completion. For the purpose of this clause 5.5, the Seller shall provide to the Buyer:

(a)	a copy of the memorandum and articles of association of SDL and VMA;

(b)	statements from SDL and VMA confirming that company has acquired landed property, rights to acquire landed property or investments;

(c)	the latest audited accounts for SDL and VMA;

(d)	certified management accounts of each Target made up to a date close to the date of Completion; and

(e)	certified copies of the resolutions of meetings of directors relating to dividends paid or payable during the period since the date of the latest audited accounts.

5.6
As soon as practicable (but in any event within 10 days) following receipt by the Buyer’s Solicitors of the definitive assessment from the Stamp Office with respect to the submission contemplated by clause 5.5, the Buyer and the Seller shall cause an amount equal to fifty per cent of the stamp duty adjudged payable with respect to the transactions under this agreement, to be released to the Buyer from the Escrow Account, which sum (the “Seller Stamp Duty Amount”) shall be paid by the Buyer’s Solicitors to the Stamp Office on behalf of the Seller, in discharge of the Seller’s obligation under clause 5.4. The Buyer shall procure the payment of the remaining fifty per cent to the Stamp Office at the same time, in discharge of its obligation under clause 5.4.

5.7	As soon as practicable following Completion, the Seller and the Buyer shall jointly instruct the Escrow Bank to open:

(a)	the Escrow Account on the terms and conditions of the Escrow Agreement; and

(b)	the Holdback Account on the terms and conditions of the Holdback Agreement.

5.8
The Buyer irrevocably undertakes, in favour of the Seller, upon being notified by the Escrow Bank of the opening of the Escrow Account, to procure the transfer of £2,865,100 from the Holding Account to the Escrow Account.

5.9
The Buyer irrevocably undertakes, in favour of the Seller, upon being notified by the Escrow Bank of the opening of the Holdback Account by the Escrow Bank, to procure the transfer of £1,000,000 from the Holding Account to the Holdback Account.

5.10	Until such time as the Escrow Account and Holdback Account are opened, the Buyer shall procure that:

(a)	the monies standing to the balance of the Holding Account are held on trust for the joint benefit of the Seller and the Buyer; and

(b)	the Holding Account is operated in accordance with the provisions of Schedule 8 and Schedule 9 as if such Holding Account were the Escrow Account or the Holdback Account as the context determines.

6.	WARRANTIES

6.1	The Seller warrants to the Buyer that each Warranty and Tax Warranty is true and accurate and not misleading as at the date of this agreement, subject to:

(a)	any matter fairly disclosed in the Disclosure Letter;

(b)	the limitations and qualifications set out in this clause and Schedule 7; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in the Tax Indemnity.

6.2
Each Warranty and Tax Warranty made or given in respect of any Target shall be deemed to be a warranty of the Seller made or given in respect of each member of the Target Group and (unless the context or subject matter otherwise requires) the expression the “Target” in the Warranties and the Tax Warranties shall be construed accordingly.

6.3
Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

6.4
The rights and remedies of the Buyer in respect of any breach of the Warranties or the Tax Warranties shall not be affected by completion of the purchase of the Shares, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.5
The Seller agrees with the Buyer to waive any claim or remedy or right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Target Group or a director, officer or employee of any member of the Target Group for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement or any agreement or document entered into pursuant to this agreement.

6.6
If any Warranty or Tax Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or words to such effect, such expression shall be deemed to refer to the actual knowledge, information or belief of the Seller, the Seller having made reasonable enquiries of the directors of the Target Group (including Newton Cheng), Somerton Consultancy Ltd (in its capacity as accountant to the UK Subsidiaries), Hoosang, Lyn, Li & Co. Ltd (in its capacity as auditors of the Targets) and BSL Public Housing Corporation (in its capacity as auditors of Videotel Pte. Ltd.).

6.7
Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, none of the limitations contained in this clause 6, Schedule 7, the Tax Indemnity, the Disclosure Letter nor any statutory limitation shall apply to any claim for breach of the Warranties or the Tax Warranties where the fact, matter or circumstance giving rise to the claim arises as a result of fraud, wilful concealment or deliberate non-disclosure on the part the Seller, any member of the Target Group or any of their respective officers, employees or advisers.

6.8
If any amount is paid by the Seller in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this agreement, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement for the Shares to which the breach or other matter most relates.

6.9
The Seller will indemnify the Buyer for any damages, losses, liabilities, proceedings and reasonably incurred costs and expenses in connection with any claims brought by employees of any Target Group Company or third parties with respect to Intellectual Property used in the Target Group’s business.

6.10
The Seller will indemnify the Buyer for any damages, losses, liabilities or proceedings relating or attributable to the period prior to the Completion, together with reasonably incurred costs and expenses, in connection with any claims, other than any Tax-Related Claims or any claims related to the termination, howsoever arising on or after Completion, of any engagement or employment (or any alleged engagement or employment), that may be brought by an individual who is not listed in the Disclosure Letter as an employee of a Target Group Company, but who is or was engaged in providing services to any Target Group Company whether under a formal consultancy agreement or otherwise (or who alleges to have been so engaged), and who alleges or is found to have been an employee of that Target Group Company during the period prior to the Completion.

7.     RESTRICTIVE COVENANTS

7.1	For the purposes of this clause 7:
“Competing Services” means any services which are the same or materially similar to and competitive with any Restricted Services.
“Key Staff Member” means Stephen Bond, George Cheng, Raj Bharkada and Loulla Mouzouris.
“Protected Period” means the period of 18 months following the Relevant Date.
“Relevant Period” means the 12 month period ending on the Relevant Date.
“Relevant Date” means the date of this Agreement.
“Restricted Company” means any member of the Target Group.
“Restricted Client” means any person who, at the Relevant Date or at any time during the Relevant Period is or, as the case may be, has been:

(a)	a customer of any Restricted Company; and/or

(b)	in negotiations or discussions with any Restricted Company in relation to the provision of any Restricted Services, in either case in the course of his employment, consultancy or directorship of any Restricted Company.
“Restricted Services” means all and any services provided by any Restricted Company at any time during the Relevant Period.

7.2
As the Seller, in the course of his employment, consultancy and/or directorship is likely to obtain knowledge of trade secrets and other confidential information of Restricted Companies from time to time and will have dealings with the customers and suppliers of Restricted Companies, and in order to protect such trade secrets and other confidential information and the goodwill of the Restricted Companies, the Seller hereby covenants with and undertakes to the Buyer and, on the same basis separately covenants with and undertakes with the Target as agent and trustee for each of the Restricted Companies, that, without prejudice to any other duty implied by Law, he will not directly or indirectly, either alone or jointly, at any time during the Protected Period (other than in the case of clauses 7.2(h), 7.2(i), 7.2(j) and 7.2(k) below which shall apply indefinitely following the Relevant Date):

(a)
be concerned (whether as a director, shareholder, partner, lender, proprietor, agent, consultant or otherwise) in any business which competes with any of the Restricted Companies in or in relation to any territory in which business was carried on by any of the Restricted Companies at the Relevant Date other than the Seller’s pre-existing role as Non-Executive Director of Paragon Shipping, Inc. and Chairman of the Cayman Islands Shipowners’ Advisory Council;

(b)	be employed or engaged by any Restricted Client;

(c)
canvass or solicit or attempt to canvass or solicit business, orders or custom for Competing Services from any Restricted Client or interfere with or entice away or attempt to interfere with or entice away the custom or prospective custom of any Restricted Client with a view to providing any Competing Services to any Restricted Client in competition with any Restricted Company;

(d)
have any commercial dealings in respect of any Competing Services to or in relation to any Restricted Client otherwise than in relation to the Seller’s pre-existing role as Non-Executive Director of Paragon Shipping, Inc. and Chairman of the Cayman Islands Shipowners’ Advisory Council;

(e)
on his own account or for any other person, solicit or attempt to solicit the services of, or endeavour to entice away from any Restricted Company any Key Staff Member (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) provided that nothing shall give rise to any liability of the Seller in the event that any Key Staff Member undertakes such employment on their own initiative without inducement or encouragement by the Seller.

(f)
employ in any capacity or offer employment in any capacity to or enter into or offer to enter into business or partnership with any Key Staff Member provided that nothing shall give rise to any liability of the Seller in the event that any Key Staff Member undertakes such employment on their own initiative without inducement or encouragement by the Seller;

(g)	induce or attempt to induce any supplier of a Restricted Company to cease to supply, or to restrict or vary the terms of supply, to a Restricted Company;

(h)	represent himself or permit himself to be held out as being in any way connected with or interested (except as shareholder if that is the case) in the business of any Restricted Company;

(i)
use or allow to be used (except by a member of the Target Group) any trade name used by any member of the Target Group at the Relevant Date, or any other name calculated or likely to be confused with such a trade name;

(j)
except so far as may be required by Law, use or disclose to any person any confidential information of a technical, trade or other character which he has acquired in the course of or as a result of his directorship of or employment by a Restricted Company or his ownership of shares in the capital of a Restricted Company; or

(k)	act in any manner or make any public statement which is or is calculated to be prejudicial to the interests of a Restricted Company or its business.

7.3	The Seller shall not induce, procure or authorise any other person to do or procure to be done anything which if done by the Seller would be a breach of any of the provisions of clause 7.2.

7.4
The Seller, having obtained professional advice, acknowledges and agrees that the covenants contained in this clause 7 in favour of the Buyer and the Target Group are no more extensive than is reasonable to protect the legitimate interests of the Buyer and the Target Group.

7.5
Each of the restrictions contained in clause 7.2 shall be construed as a separate restriction and is considered reasonable by the parties but in the event that any such restriction shall be found to be void or for any reason unenforceable but would be valid and enforceable if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

7.6	The Seller shall procure that each of his Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer in place of the Seller.

7.7
The Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 7 both on its own behalf and on behalf of each member of the Buyer’s Group and the Target Group with the intention that the Buyer may claim against the Seller on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

8    CONFIDENTIALITY AND USE OF NAMES

8.1
The Seller shall not at any time after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which he has or acquires, provided that this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by the Seller or any of his Associates); or

(b)	any disclosure of such Confidential Business Information has been authorised in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by Law or by any regulatory body.

8.2
The Seller shall not at any time after the date of Completion either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity use any of the Target Intellectual Property Rights (in particular, but without limitation, any name including the words “Videotel”, “Videotel on Demand”, “Videotel Online Assessment” and webFTA”, or any similar words) or use anything which is intended, or is likely to be confused with any of the Target Intellectual Property Rights.

8.3	The Seller shall procure that each of his Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

8.4
Notwithstanding anything to the contrary in this clause 8, nothing in this clause 8 shall prevent the Seller from carrying out his bona fide duties for and on behalf of the Target Group in accordance with the terms of an employment or consultancy agreement entered into between the Seller and the relevant member of the Target Group.

9    ANNOUNCEMENTS

9.1
Subject to clause 9.2 and clause 9.3, the parties shall not make or authorise another person to make any public announcement concerning the terms of or any matters contemplated by or ancillary to this agreement without the prior written consent of all the other parties (such consent not to be unreasonably withheld or delayed).

9.2	A party may make or authorise an announcement if:

(a)
that party concludes in its reasonable discretion that the announcement is required by Law or regulation or any securities exchange or regulatory or governmental body or the rules and regulations thereof (whether or not such requirement has the force of Law); and

(b)	that party has consulted with and considered the reasonable comments of the other parties.

9.3	The parties agree to the release of the press announcement in the agreed form.
10    GENERAL

10.1
Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion). No such costs incurred by or on behalf of the Seller shall be charged to any member of the Target Group.

10.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

10.3
No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by Law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

10.4
No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by Law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

10.5	The rights, powers and remedies of the parties provided by this agreement are cumulative and are not exclusive of any rights, powers and remedies provided by Law.

10.6	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

10.7	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

10.8	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

10.9	Subject to the provisions of this clause 10, no person who is not a party to this agreement may enforce any term of this agreement.

10.10
Where a term of this agreement is expressed to be for the benefit of or confers a right on a member of the Buyer’s Group, other than the Buyer, (the “Third Party Rights”), such rights are enforceable by each such member of the Buyer’s Group.

10.11	The Buyer may, at its discretion, exercise the Third Party Rights on behalf of any relevant Buyer’s Group member as if the Buyer were such person.

10.12	All sums payable under this Agreement shall be paid without deduction, counterclaim, set off or withholding, except as may be required by law or as otherwise expressly stated in this Agreement.

10.13	The parties shall bear all costs relating to the Escrow Account and the Holdback Account in equal amounts.
11    ASSIGNMENT

11.1
Subject to clauses 11.2 and 11.3, no party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this agreement without the prior written consent of all of the other parties.

11.2	Notwithstanding clause 11.1, the Buyer shall be entitled to assign its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to:

(a)
any member of the Buyer’s Group provided that the Buyer shall procure that any such company to whom it assigns any of its rights under this clause shall re-assign all such rights to the Buyer immediately prior to its ceasing to be a member of the Buyer’s Group; or

(b)	any parent undertaking of the Target on or following a change of control of the Target,

provided that the Seller’s obligations or liability under this Agreement and/or any such agreement or document shall not be increased beyond what his obligations or liability would have been if the assignment had not occurred.

11.3
Notwithstanding clause 11.1, the Buyer may assign by way of security all or any of its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to any bank and/or any financial institution lending money or making banking facilities available to the Buyer.

12    ENTIRE AGREEMENT
This agreement and any agreement or document entered into pursuant to this agreement (including without limitation the Tax Indemnity) constitute the entire agreement between the parties and supersede any previous agreement or arrangement between the parties or any of them relating to the acquisition of the Shares.
13    NOTICES

13.1
Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it by hand or sending it by internationally recognized courier (for which a signed acknowledgement of receipt is give) or by fax to the party due to receive it, at the address or fax number set out below or to such other address or fax number as are last notified in writing to the parties:

(a)	in case of the Buyer:

Address:	50 Enterprise Center
Middletown, RI 02842-5279
U.S.A.

Fax Number:	+1 401 849 0045

Attention:	Felise Feingold

(b)	in case of the Seller:

Address:	A1, 16/F, Flora Garden
50 Cloud View Road, North Point
Hong Kong
Fax Number: +852 2544 6662
Attention:    Nigel Cleave

13.2	Subject to clause 13.3, in the absence of evidence of earlier receipt, any notice given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 13.1;

(b)	if delivered by courier, the date stated on the signed acknowledgement of receipt; and

(c)	if sent by fax, at the time of completion of transmission.

13.3
If deemed receipt under clause 13.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day the notice shall be deemed to have been received at 9.00 am on the next Business Day.

14    COUNTERPARTS
This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.
15    GOVERNING LAW AND JURISDICTION

15.1	This agreement shall be governed by and construed in accordance with laws of England and Wales.

15.2
Each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts, in relation to any claim or matter arising under or in connection with this agreement (or any agreement or document entered into pursuant to this agreement), including any non-contractual claims or matters.

IN WITNESS of which the parties have executed this agreement on the date set out above.

Schedule 1

Target Group

Part 1 - Target Companies

Name:	Super Dragon Limited
Registered Number:	1327525
Type of Company:	Private company limited by shares
Date of incorporation:	27 March 2009
Country of incorporation:	Hong Kong
Issued Share Capital:	100 ordinary shares of HK$1.00 each
Registered Office:	Room 401, 4/F, Yu Sung Boon Building, 107-111 Des Voeux Road Central, Hong Kong
Directors:	Newton Cheng
Secretary	Panfair Services Limited
Accounting Reference Date:	31 March
Auditors:	Hoosang, Lyn, Li & Co. Ltd.
Charges:	None

Name:	Videotel Marine Asia Limited (唯B視‹導±海C事–亞±洲F有L限À公ö司i)
Registered Number:	1110854
Type of Company:	Private company limited by shares
Date of incorporation:	16 February 2007
Country of incorporation:	Hong Kong
Issued Share Capital:	100 ordinary shares of HK$1.00 each
Registered Office:	Room 401, 4/F, Yu Sung Boon Building, 107-111 Des Voeux Road Central, Hong Kong
Directors:	Newton Cheng
Secretary	Panfair Services Limited
Accounting Reference Date:	31 March
Auditors:	Hoosang, Lyn, Li & Co. Ltd.
Charges:	None

Part 2 - Subsidiaries of the Target

Name of Subsidiary:	Videotel Limited
Registered Number:	06979429
Type of Company:	Private company limited by shares
Date of incorporation:	4 August 2009
Country of incorporation:	England
Issued Share Capital:	2 ordinary shares of £1.00 each
Registered Office:	84, Newman Street, London, W1T 3EU
Directors:	Newton Cheng
Secretary:	Somerton Consultancy Ltd
Accounting Reference Date:	31 August
Charges:	None
Shareholder:	Super Dragon Limited

Name of Subsidiary:	Videotel Consultants and Rentals Limited
Registered Number:	01116781
Type of Company:	Private company limited by shares
Date of incorporation:	5 June 1978
Country of incorporation:	England
Issued Share Capital:	100 ordinary shares of £1.00 each
Registered Office:	84, Newman Street, London, W1T 3EU
Directors:	Newton Cheng and William Andrew O’Neil
Secretary:	Somerton Consultancy Ltd
Accounting Reference Date:	30 June
Charges:	None
Shareholder:	Super Dragon Limited

Name of Subsidiary:	Videotel Marine International Limited
Registered Number:	01347854
Type of Company:	Private company limited by shares
Date of incorporation:	12 January 1978
Country of incorporation:	England
Issued Share Capital:	1,000 ordinary shares of £1.00 each
Registered Office:	84, Newman Street, London, W1T 3EU
Directors:	Newton Cheng and William Andrew O’Neil
Secretary:	Somerton Consultancy Ltd
Accounting Reference Date:	31 December
Charges:	None
Shareholder:	Super Dragon Limited

Name of Subsidiary:	Videotel Training Services Limited
Registered Number:	04963322
Type of Company:	Private company limited by shares
Date of incorporation:	13 November 2003
Country of incorporation:	England
Issued Share Capital:	2 ordinary shares of £1.00 each
Registered Office:	84, Newman Street, London, W1T 3EU
Directors:	Newton Cheng
Secretary:	Somerton Consultancy Ltd
Accounting Reference Date:	30 November
Charges:	None
Shareholders:	Super Dragon Limited

Name of Subsidiary:	Videotel Pte. Ltd.
Registered Number:	201117004D
Type of Company:	Private company limited by shares
Date of incorporation:	18 July 2011
Country of incorporation:	Singapore
Issued Share Capital:	100 ordinary share of SG$10.00 each
Registered Office:	220 Orchard Road, #05-01, Midpoint Orchard, Singapore (2388852)
Directors:	Newton Cheng and Sundeep Ranjit Sequeira
Secretary:	Lo Swee Oi and Lim Guek Hong
Accounting Reference Date:	31 March
Auditors:	BSL Public Accounting Corporation
Shareholders:	Video Marine Asia Limited

Schedule 2

Warranties
1.CORPORATE MATTERS
1.1Authority and Capacity
(a)The Seller has full power and authority to enter into and perform this agreement and any agreement or document to be entered into by the Seller pursuant to this agreement which constitute, or when executed will constitute, valid and binding obligations on the Seller which are enforceable in accordance with their respective terms.
(b)The Seller has taken all action necessary to enable him to enter into and perform this agreement and any agreement or document to be entered into pursuant to this agreement and has obtained all approvals and consents required by him for the performance by him of the transactions contemplated by this agreement and any agreement or document to be entered into pursuant to this agreement.
(c)The execution and delivery of, and the performance by the Seller of his obligations under, this agreement and any agreement or document entered into pursuant to this agreement will not result in a breach of any applicable Laws or any order, judgment or decree of any court or governmental agency or Security Interest to which the Seller is a party or by which the Seller or any of his assets is bound.
1.2Title to the Shares
(a)The Seller is the only legal and beneficial owner of the Shares and has the full power, right and authority to transfer the Shares to the Buyer.
(b)The Shares have been validly allotted and issued, are fully paid or are properly credited as fully paid in accordance with the constitutional documents of the Target and all applicable Laws.
(c)The SDL Shares and the VMA Shares represent the entire issued share capital of SDL and VMA respectively.
(d)There is no Security Interest on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Security Interest. No claim has been or will be made by any person to be entitled to any such Security Interest.
(e)The Target has not created or granted or agreed to create or grant any Security Interest in respect of any of its uncalled share capital.
(f)Except as required by this agreement, there are no oral or written agreements or arrangements which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Target (including any option, warrant or right of pre-emption or conversion).
(g)None of the Shares are subject to any rights of pre-emption or restrictions on transfer under the constitutional documents of the Target, agreements entered into by the Seller, any of his Associates or the Target or otherwise other than any which apply as a matter of generally applicable Law.
(h)There are no voting trusts, shareholder agreements or other contracts in effect with respect to the voting or transfer of any Shares.
(i)The Shares have never been the subject of a transaction at an undervalue and do not represent assets which have been the subject of a transaction at an undervalue.

1.3Changes in share capital
(a)Since the Last Accounts Date: (i) no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Target; and (ii) the Target has not redeemed or purchased or agreed to redeem or purchase any of its share capital.
(b)The Cleave-Cheng SPA is the only agreement between the Seller and Newton Cheng and there is not outstanding any other agreement between those parties.
1.4Subsidiaries and other interests
(a)SDL is the sole legal and beneficial owner of the whole of the issued share capital of each of the UK Subsidiaries.
(b)VMA is the sole legal and beneficial owner of the whole of the issued share capital of Videotel Pte. Ltd.
(c)The whole of the issued share capital of each of the Subsidiaries has been validly allotted and issued and is fully paid or properly credited as fully paid.
(d)There is no Security Interest on, over or affecting any of the share capital of any of the Subsidiaries and there is no agreement or arrangement to give or create any such Security Interest. No claim has been or will be made by any person to be entitled to any such Security Interest.
(e)Apart from the Subsidiaries, neither SDL nor VMA owns or has any interest of any nature whatsoever in any shares, debentures or other securities of any body corporate.
(f)No person is entitled or has claimed to be entitled to require the Subsidiaries to issue any securities either now or at any future date and whether contingently or not.
1.5Directors
(a)The only directors of the Target are the persons whose names are so listed in relation to the Target in Schedule 1.
(b)No director has entered into any transactions with the Target in contravention of applicable Law.
(c)No director is now or has at any time within the last 5 years been subject to any disqualification order under applicable Law.
1.6Corporate compliance
(a)The Target has been duly incorporated in accordance with applicable Laws.
(b)During the last 5 years, the Target has at all times carried on business and conducted its affairs in accordance with its memorandum and articles of association for the time being in force and so far as the Seller is aware, any other documents to which it is or has been a party.
(c)The Target is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.
(d)Due compliance has been made with all the provisions of applicable Law in connection with the formation of the Target, the allotment or issue of any of its shares, debentures and other securities and the payment of dividends.
(e)During the last 5 years, the Target has complied with and enforced any code of ethics, code of business conduct or other business policies, procedures and guidelines, written and unwritten, implemented by the

Target and intended to ensure and promote compliance with Law and the directives of the shareholders, directors and management of the Target.
1.7Memorandum and Articles of Association
The copy of the memorandum and articles of association of the Target which is contained in the Data Room is true, accurate and complete in all respects.
1.8Common seal
The Target has a common seal.
1.9Documents filed
(a)All returns, particulars, resolutions and documents required by applicable Law to be filed with the relevant corporate registry in the last 5 years, in respect of the Target have been duly filed and were true and accurate in all material respects.
(b)So far as the Seller is aware, all mortgages and charges in favour of the Target have (where necessary in order to secure their enforceability) been duly registered in accordance with applicable Law.
1.10Possession of documents
All documents of title relating to the material assets of the Target (including, without limitation, all title deeds relating to the Properties), and a copy of every document or instrument creating or evidencing a charge over any of its assets, property or undertaking are in its possession.
1.11Accuracy of Information
The information contained in Schedule 1, Schedule 3 and Schedule 4 is true and accurate.
1.12Commissions
No one is entitled to receive from the Target any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.
2.ACCOUNTS
2.1The Last Accounts
(a)The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Target in respect of the last 3 preceding accounting periods.
(b)The Last Accounts:
(i)give a true and fair view of the assets and liabilities and state of affairs of the Target Group, as the case may be, as at the Last Accounts Date and of its profits or losses for the financial period ended on that date;
(ii)comply with all requirements under applicable Law;
(iii)have been prepared in accordance with UK GAAP;
(iv)in accordance with relevant generally accepted accounting principles, make proper provision or reserve for all Tax liable to be assessed on the Target or for which it may be accountable in respect of the period ended on the Last Accounts Date; and
(v)are not affected by any extraordinary, exceptional or non-recurring item.

2.2Depreciation of fixed assets
Fixed assets of the Target are written down at the rates of depreciation and amortisation as shown in the relevant statutory accounts of each Target Group Company and are sufficient to ensure that each fixed asset of the Target will be written down to nil by the end of its useful life.
2.3Management Accounts
(a)The Management Accounts are attached to the Disclosure Letter and are true and not misleading.
(b)The Management Accounts have been prepared from the books and records of VMI on a consistent basis with the statutory accounts of VMI.
2.4Books and Records
(a)All the accounts, books, ledgers, financial and other records of the Target are in its possession or under its control and have, for the last 5 years, been maintained on a proper and consistent basis. Without limiting the generality of the foregoing, the Target has kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Target and has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorisation; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with UK GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets.
(b)All the accounting records and systems (including, without limitation, computerised accounting systems) of the Target are recorded, stored, maintained or operated or otherwise held by the Target or another member of the Target Group and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Target or another member of the Target Group.
(c)The register of members and other statutory books of the Target are in its possession or under its control, are up-to-date and have been maintained in all material respects in accordance with all applicable Laws. The Target has not received any notice that any information contained in any of the statutory books is incorrect or should be rectified.
(d)Neither the Target nor, to the Target’s knowledge, its auditor has identified (i) any significant deficiency or material weakness in the Target’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves the Target’s management or other employees who have a role in the preparation of financial statements or the Target’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. The Target has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Target or its internal accounting controls.
(e)The Target is not a party to, and does not have any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract relating to any transaction or relationship between or among the Target, on the one hand, and any unconsolidated affiliate (other than a Target Group Company), including any structured finance, special purpose or limited purpose entity or person, on the other hand or any other “off-balance sheet arrangement”.

2.5Accounting Reference Date
The accounting reference date of each Target Group Company for the purposes of the applicable Law of the jurisdiction in which that Target Group Company was incorporated has not been changed in the last three years.
3.FINANCE
3.1Capital Commitments
(a)As at the Last Accounts Date, the Target had no outstanding capital commitments except as disclosed in the Last Accounts.
(b)Since the Last Accounts Date, the Target has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments, in any case in excess of £20,000 per item or £100,000 in aggregate, nor has it disposed of or realised any capital assets or any interest therein.
3.2Dividends and distributions
(a)Since the Last Accounts Date, no dividend or other distribution has been or is treated as having been declared, made or paid by the Target.
(b)All dividends or distributions declared, made or paid by the Target have been declared, made or paid in accordance with its memorandum and articles of association and applicable Laws and in accordance with any agreements or arrangements between the Target and any third party regulating the payment of dividends and distributions.
3.3Loans by the Target
The Target has not lent any money which has not been repaid to it nor has it made any loan or quasi-loan contrary to applicable Laws.
3.4Debtors
A list of all debts owing to the Target which are outstanding as at the date being 5 Business Days prior to the date of this agreement is attached to the Disclosure Letter.
3.5Liabilities
(a)No member of the Target Group has any liabilities (contingent liabilities or otherwise) other than (i) liabilities disclosed in the Last Accounts and (ii) liabilities which have arisen after the Last Accounts Date in the ordinary and proper course of business which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities disclosed in the Last Accounts.
(b)The Target has not at any time in the last three years been the tenant of, or a guarantor in respect of, any leasehold property other than the Properties.
3.6Trade Creditors
A list of all creditors of the Target who are owed amounts which are outstanding as at the date being 5 Business Days prior to the date of this agreement is attached to the Disclosure Letter.
3.7Bank Accounts
Statement(s) of all the bank accounts of the Target as at a date not more than two Business Days prior to Completion together with a reconciliation statement up to and including the Business Day immediately prior to the date of this agreement is attached to the Disclosure Letter.

3.8Bank and other borrowings
(a)The Target has no borrowings or other indebtedness otherwise than in the ordinary course of business which, individually or in the aggregate are not material.
(b)The Target has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.
(c)The Target has not factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.
(d)Since the Last Accounts Date, the Target has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.
3.9Government grants
The Target has not received any grants, subsidies or financial assistance nor has it applied for or received from any governmental department or agency or any local or other authority or other body any such grants, subsidies or financial assistance.
4.TRADING
4.1Content
(a)There has been no claim, dispute or allegation that the Seller, or the Target or so far as the Seller is aware, any third party with whom the Target has entered into an agreement has infringed or is infringing any of the rights granted under the Content Agreements or has breached or is in breach of any of the terms of the Content Agreements and to the best of the Seller’s knowledge and belief, there is no basis for such a claim, dispute or allegation.
(b)The business conducted by the Target does not infringe or make unauthorised use and has not infringed or made unauthorised use of the Third Party Intellectual Property Rights and other rights granted under the Content Agreements and there is and has been no infringement or unauthorised use by any third party of any Intellectual Property rights or other rights used or owned by the Target or any misappropriation or misuse or unauthorised access to any information of the Target.
(c)Nothing has been done or omitted to be done by the Target which would enable any assignment, lease or licence of the Content to be terminated or which constitutes a material breach of any of the terms of any lease or licence of the Content.
(d)The Intellectual Property rights and other rights of third parties (including, without limitation, the copyrights in all works) that have been transferred, licensed or otherwise granted to the Target have been or are being lawfully used by the Target and/or another member of the Target Group.
(e)The Target is not in material breach of any written agreement under which any Content was or is or is to be made available to it or was or is to be provided by the Target.
(f)The Seller is not aware and neither has the Target received written notice of any unauthorised use by any third party of any of the Content.
(g)There is nothing in any Content Agreement which would prevent the Target from sub-licensing to any third party any of the Content licensed under any Content Agreement.
(h)A list of all material Content Agreements entered into by the Target is appended to the Disclosure Letter.
(i)The Target has not given any notice to terminate or extend any Content Agreement referred to in paragraph 4.1(h) above and no other party to any such Content Agreement has given any written notice to the Target to terminate or extend such Content Agreement.

4.2Changes since Last Accounts Date
Since the Last Accounts Date:
(a)the business of the Target has been carried on in the ordinary and normal course so as to maintain the same as a going concern;
(b)there has been no material adverse change in the turnover or the financial or trading position of the Target;
(c)no resolution of the members of the Target has been passed, whether in general meeting or otherwise;
(d)the Target has not entered into any Material Contract;
(e)the Target has not assumed or incurred any material liability (including any contingent liability) which is not provided for in the Last Accounts; and
(f)the Target has not by doing or omitting to do anything prejudiced its goodwill.
4.3Effect of Sale of the Shares
Compliance with the terms of this agreement does not and will not:
(a)result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any Material Contract and so far as the Seller’s aware, any other agreement, arrangement or instrument to which the Target is a party or any provision of its memorandum or articles of association or any Security Interest, lease, contract, order, judgment, award, injunction or regulation by which or to which any asset of the Target is bound or subject; or
(b)relieve any person from any obligation to the Target (whether contractual or otherwise), or enable any person to terminate any such obligation or any right or benefit enjoyed by the Target or to exercise any right, whether under an agreement with or otherwise in respect of the Target; or
(c)result in the creation, imposition, crystallisation or the enforcement of any Security Interest on or over any of the assets, property or undertaking of the Target or result in any present or future indebtedness of the Target becoming due and payable prior to its stated maturity.
4.4Material Contracts
The Target is not a party to any Material Contract which:
(a)is of an unusual or abnormal nature or outside the ordinary and normal course of business; or
(b)is for a fixed term of more than 6 months; or
(c)is incapable of termination by it in accordance with its terms on 3 months’ notice or less; or
(d)is of a loss-making nature (that is, likely to result in a loss to it on completion of performance); or
(e)has or is likely to have a material adverse effect on the financial or trading position of the Target; or
(f)is not of an entirely arm’s length nature; or
(g)involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

(h)involves or could involve the supply of content or products, the aggregate sales value of which would represent in excess of 5% of its turnover for the preceding financial year; or
(i)is any agreement for the supply of any administrative or other services or facilities to the Target requiring expenditure by the Target in excess of £150,000 per annum; or
(j)provided for the sale, transfer or disposal by the Target of any body corporate or business or assets in circumstances such that the Target remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts.
4.5Joint Ventures and Partnerships
(a)The Target is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.
(b)The Target is not, nor has it agreed to become, a party to any agreement or arrangement for sharing commissions or other income.
4.6Agency Agreements
Excluding exclusivity arrangements, the Target is not a party to any agency, distribution or management agreement or any other agreement or arrangement which restricts its freedom to offer any of its products and services in any part of the world.
4.7Outstanding Offers
No offer, tender, bid or proposal is outstanding which, if accepted, would result in the Target becoming a party to a Material Contract.
4.8Powers of attorney and authority
(a)No power of attorney given by the Target is in force.
(b)There are not outstanding any authorities (express or implied) by which any person (other than a director of the Target) may enter into any contract or commitment to do anything on behalf of the Target.
4.9Guarantees and indemnities
(a)The Target has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.
(b)There are no Intra Group Guarantees nor has any other third party entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of the Target.
4.10Insider contracts and arrangements
(a)There is not now outstanding and there has not at any time during the 3 years prior to the date of this agreement been any contract or arrangement between the Target on the one hand and the Seller or any Associate of the Seller on the other hand.
(b)The Target does not depend upon the use of any assets owned by, or facilities or services provided by, the Seller or any Associate of the Seller.
(c)There is no outstanding Intra Group Indebtedness.
(d)There is not now outstanding any debt, liability or obligation of any member of the Target Group to the Seller or any Associate of the Seller.

4.11Defaults
(a)The Target has not received any notice in writing from any counterparty that it is in default under any Material Contract.
(b)No party to any Material Contract is in default under such Material Contract and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such default.
4.12Validity of agreements
(a)All agreements and licences to which the Target is a party constitute valid and binding obligations on the relevant Target Group Company and, so far as the Seller is aware, the other parties thereto.
(b)Neither the Target nor the Seller has any knowledge of the invalidity of, or a ground for termination, rescission, avoidance or repudiation of any agreement to which the Target is a party.
(c)No party with whom the Target has entered into any Material Contract has given written notice to terminate or rescind or has sought to repudiate or disclaim any such Material Contract.
4.13Liability for termination
There are no agreements to which the Target is a party which provide for the payment of liquidated damages or penalties which are payable by the Target on the termination of that agreement other than in breach of the terms of that agreement or any minimum term thereof.
4.14Principal suppliers
(a)No supplier (including any person connected in any way with any such supplier) accounts for more than 10% of the aggregate value of all purchases made by the Target Group.
(b)A list of the top 4 suppliers of the Target Group by value of purchases made by the Target Group from such suppliers is attached to the Disclosure Letter.
(c)During the 12 months preceding the date of this agreement, no such top 4 supplier of the Target Group or supplier for Videotel On Demand has ceased to deal with the Target Group or has indicated an intention to cease to deal with the Target Group, either in whole or in part.
(d)The Seller has no knowledge, information or belief that any such top 4 supplier of the Target Group or supplier for Videotel On Demand will or may cease to deal with the Target Group or will or may substantially reduce its business with the Target Group as a result of the provisions of this agreement.
4.15Principal customers
(a)No customer (including any person connected in any way with any such customer) accounts for more than 10% of the aggregate value of all sales made by the Target Group.
(b)A list of the top 40 customers of the Target Group by value of sales made by the Target Group to such customers is attached to the Disclosure Letter.
(c)A list of all Governmental Authorities who are or have in the last 3 years been customers of the Target Group is attached to the Disclosure Letter.
(d)During the 12 months preceding the date of this agreement, no such top 40 customer of the Target Group has ceased to deal with the Target Group or has indicated an intention to cease to deal with the Target Group, either in whole or in part.
(e)The Seller has no knowledge, information or belief that any such top 40 customer of the Target Group will or may cease to deal with the Target Group or will or may substantially reduce its purchases from the Target Group as a result of the provisions of this agreement.

4.16Business names
The Target Group do not use names for any purpose other than their full corporate names.
4.17Licences
(a)The Target has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the distribution of content and the carrying on of its business in the places and in the manner in which such content distribution and business is now carried on.
(b)A copy of each such licence, permission, authorisation or consent other than licences for standard off the shelf software is attached to the Disclosure Letter.
(c)All such licences, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous condition.
(d)The Target is not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and as far as the Seller is aware, there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent.
(e)No party is or will be entitled to terminate or revoke any such licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated by this agreement.
4.18Litigation
(a)No member of the Target Group is involved in (nor has any member of the Target Group been involved in the last 2 years) in any legal or arbitration or administrative proceedings (whether as plaintiff or defendant or otherwise) and so far as the Seller is aware no such proceedings are pending or threatened and there are no facts, matters or circumstances which are likely to give rise to any such proceedings.
(b)There are no outstanding judgements, orders, injunctions or decrees of any Governmental Authority or arbitration tribunal against the Target.
(c)So far the Seller is aware, there are no circumstances which are likely to give rise to any litigation or arbitration or administrative proceedings by or against the Target.
4.19Investigations and disputes
(a)No governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such investigation or inquiry.
(b)The Target has not received any written notice that any governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending.
4.20Compliance with laws
(a)The Target has conducted and is conducting its business in all material respects in accordance with all applicable Laws.
(b)Without limiting the generality of the foregoing, Target has not (i) sold, transferred or diverted any item or technology to any person, firm or other entity listed in the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of Treasury’s lists of Specially Designated Nationals listing any Blocked Persons, or Foreign Sanctions Evaders in violation of applicable U.S. export control regulations and/or U.S. sanctions laws, or any similar list or applicable regulation maintained by any other country having jurisdiction over the activities of Target; (ii) sold, transferred or diverted any item or technology in violation of the Export Administration Regulations or International Traffic in Arms Regulations of the United States or any other applicable import/export laws, regulations, licenses or government orders; or (iii) otherwise engaged in any transaction prohibited under Sanctions and Export Laws, including any prohibited transaction with entities in Cuba, Iran, North Korea, Sudan, or Syria or identified on restricted parties lists, such as the OFAC Specially Designated Nationals List, under Sanctions and Export Laws.
(c)The Target does not currently conduct any business in or with, or involving distribution of products, technology to, or the receipt of income by the Target or its affiliates from, (i) the nation of Iran or Iranian entities, including their affiliates, or Iranian persons; (ii) the nation of Cuba or Cuban entities or their affiliates, or Cuban persons; (iii) the nation of Syria or Syrian entities or their affiliates; (iv) the nation of Sudan or Sudanese entities or their affiliates; or (v) any other nation against which the United States or any other country having jurisdiction over the activities of Target have imposed economic sanctions and/or embargoes that would constitute such conduct as a violation of Sanctions and Export Laws, and the Target has disclosed to the Buyer in the Disclosure Letter any export, sale, or other transaction conducted in Iran, Cuba, North Korea, Sudan, Syria, or with entities of those countries or their controlled subsidiaries or affiliates, including direct sales of products or the use of distributors to sell such products to those countries or entities thereof, within the preceding 5 years.
(d)The Target has all necessary authority under Sanctions and Export laws to conduct its business as currently conducted, including, but not limited to, all (i) necessary Governmental Approvals for any export transactions or any other transactions as required under Sanctions and Export Control Laws, (ii) necessary Governmental Approvals and clearances for the disclosure of information to foreign persons and (iii) necessary registrations with any Governmental Authority with authority to implement applicable export control laws, and is in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation, where applicable, Section 999 of the United States Internal Revenue Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab League boycott of Israel in violation of 15 C.F.R. Part 760 as administered by the U.S. Department of Commerce, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons.
(e)The Target has been and remains in compliance with (a) the United Kingdom Bribery Act of 2010, as amended, and any rules or regulations thereunder (the “Bribery Act”), (b) the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder (the “FCPA”), and (c) any other applicable anti-corruption Laws in any jurisdiction in which the Target has engaged in any business activities.
(f)Neither the Target, nor so far as the Seller aware, any affiliate, subsidiary, partner, joint venturer, distributor, reseller, sales agent or consultant of the Target, nor so far as the Seller is aware any director, officer, employee, representative, agent or other person acting for or on behalf of any of the foregoing, has directly or indirectly taken any action which would cause the Target to be in violation of (a) the Bribery Act, (b) the FCPA, or (c) any other applicable anti-corruption laws or regulations in any jurisdiction in which the Target has engaged in any business activities.
(g)Neither the Target, nor so far as the Seller is aware, any affiliate, subsidiary, partner, joint venturer, distributor, reseller, sales agent or consultant of the Target, nor so far as the Seller is aware, any director, officer, employee, representative, agent or other person acting for or on behalf of any of the foregoing, has directly or indirectly made, given, offered or promised any contribution, gift, bribe, rebate, kickback, payment or other thing of value to any person, private or public, regardless of form, whether in money, property or services (i) to influence such person in the performance of such person’s duties, whether to act, to refrain from action, or to cause another to act or refrain from action; (ii) to obtain or attempt to obtain favourable treatment or otherwise to secure or retain business or other business advantage, or (iii) to reward such person for having provided or causing to be provided favourable treatment or otherwise previously securing or maintaining business or other business advantage.
4.21Insolvency
(a)The Target is solvent and able to pay its debts as they fall due.
(b)No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Target nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Target and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Target.
(c)No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.
(d)No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of the Target.
(e)The Seller has not at any time:
(i)been the subject of a bankruptcy order; or
(ii)had a bankruptcy petition filed against him; or
(iii)entered into an individual voluntary arrangement, a deed of arrangement or into any other composition or arrangement with his creditors in satisfaction of his debts; or
(iv)had any distress, execution or other process levied or applied for in respect of the whole or any part of any of his property or assets.
4.22Competition and Trade
(a)The Target has not committed or omitted to do any act or thing which could give rise to any fine or penalty nor is the Target a party to any agreement, practice or arrangement which in whole or in part:
(i)would, or is reasonably likely to, result in an investigation by any anti-trust regulatory body; or
(ii)contravenes or is invalidated by any anti-trust, anti-monopoly, anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any jurisdiction where the Target carries on business or has any assets.
(b)The Target is not, and has not been, the subject of any investigation by any anti-trust regulatory body nor has it contravened any undertakings given to any such body.
4.23Data Protection
(a)The Target has duly complied with all requirements of applicable Laws relating to the use, control and dissemination of information and records (collectively, “Data Protection Laws”) including, but not limited to, compliance with the following:
(i)the data protection principles established in the Data Protection Laws;
(ii)requests from data subjects for access to data held by it; and
(iii)the requirements relating to the notification of data controllers.
(b)The Target has not received a notice or allegation from any Governmental Authority or a data subject alleging non-compliance with the data protection principles.
(c)No individual has claimed, or will have the right to claim, compensation from the Target under Data Protection Laws for loss or unauthorised disclosure of data.

5.EMPLOYMENT
5.1Employees and Terms of Employment
(a)The Disclosure Letter sets out a list of all the directors of the Target and all employees of the Target together with the date of commencement of employment, period of continuous employment, job description or grade, citizenship and/or nationality, salary and all benefits provided and the applicable terms and conditions of employment of all such directors and employees of the Target. All such information is true and accurate.
(b)No employees of the Target are on secondment, maternity leave or absent on grounds of disability or other long term leave of absence.
(c)No outstanding offer of employment has been made by the Target to any person nor has any person accepted an offer of employment made by the Target but who has not yet commenced such employment.
(d)There are no contracts for services (including without limitation consultancy agreements) between the Target and any person.
(e)All subsisting contracts of service or contracts for services (including without limitation consultancy agreements) to which the Target is a party are determinable at any time by the Target on 3 months’ notice or less without compensation.
(f)No contracts of employment or contracts for services (including without limitation consultancy agreements) with the Target contain pay in lieu clauses, liquidated damages clauses or other terms and conditions giving rise to any debt and/or compensation payable by the Target on the termination of any such contract, whether or not such termination is initiated by the individual, consultant or the Target.
(g)No director or employee has given notice to the Target terminating his contract of employment or contract for services (including without limitation consultancy agreements) which is outstanding as at the date of this agreement.
5.2Bonus and other schemes
(a)The Target does not have in existence or participate in any share incentive scheme or share option scheme nor is it proposing to introduce or participate in any such scheme.
(b)There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Target under which any director or employee of the Target or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Target or otherwise).
(c)The Target has not registered a profit-related pay scheme under the provisions of the Income & Corporation Taxes Act 1998.
(d)The Target is not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Target.
5.3Changes in remuneration and terms and conditions
(a)Since the Last Accounts Date or (where the relevant employment or holding of office commenced after such date) since the commencing date of the employment or holding of office no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director or employee.
(b)No agreement has been reached with any director, employee, trade union or other body representing employees that will or may on a future date result in an increase in any director’s or employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

(c)No negotiations for any increase in the remuneration or emoluments of employment or pension benefits of any director or employee of the Target are current or (based on past practice) anticipated to take place within 6 months after the date of Completion.
5.4Liabilities to employees
(a)All employees of the Target have received a written statement of particulars of employment as required by Section 1 of the Employment Rights Act 1996 to the extent they are so entitled and have been requested.
(b)The remuneration, holiday pay and other statutory pay and benefits to the extent due and payable (as applicable) of all employees and consultants have been paid in full up to Completion.
(c)No outstanding liability has been incurred by the Target for breach of any contract of employment, contract for services (including without limitation consultancy agreements) and/or for holiday pay (to the extent due and payable), redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of the termination of any contract of employment, contract for services (including without limitation consultancy agreements), nor are any such proceedings pending or threatened against the Target.
5.5Compliance
(a)As at the date of Completion, each person employed, hired or engaged by the Target has valid and subsisting permission to live and work full time in the jurisdiction in which he or she is employed, hired or engaged by the Target under applicable Laws, and the Target has complied with its obligations under such Laws.
(b)In relation to any contract of employment between the Target and any of its directors, all statutory requirements (including, without limitation, any provisions for enforcement of fair dealing by directors) have been fulfilled.
(c)In relation to each of its employees and so far as relevant in relation to each of its former employees, the Target has complied with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of employment or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.
(d)The Target has taken every reasonable step to ensure that records held in respect of its employees comply with the requirements of applicable Data Protection Laws.
(e)During the period of 3 years preceding the date of this agreement, the Target has not been a party to any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 13 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (or the equivalent provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981).
(f)The Target has complied with its obligations under the Working Time Regulations 1998.
(g)All income Tax and National Insurance deductions and contributions relating to all employees and staff (including but not limited to consultants where appropriate) of the Target to the extent due and payable have been paid in full up to Completion.
(h) All mandatory provident fund contributions have been made by VMA in full on behalf of the Seller and no higher contribution has been agreed.
5.6Employment Claims
(a)There are no legal or other proceedings between the Target on the one hand and any director or employee of the Target or consultant, independent contractor, third party or former director or employee of the Target or consultant on the other hand nor are any such proceedings pending or threatened.

(b)To the best of the knowledge, information and belief of the Seller, there are no facts, matters or circumstances which could give rise to any such proceedings.
5.7Discrimination
(a)In the 12 months preceding this agreement, there has been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to sex, race or disability discrimination.
(b)There are no terms or conditions under which any director, employee, consultant, non-executive director or worker of the Target is employed or engaged nor so far as the Seller is aware has anything occurred or not occurred prior to Completion that may give rise to any claim for discrimination on the grounds of age, pregnancy, religion or belief, sexual orientation, sex, race, gender reassignment, marriage or civil partnership, disability or equal pay either under the Laws of any jurisdiction to the extent applicable whether by such director, employee, consultant, non-executive director or worker or a former director, employee, consultant, non-executive director or worker or a prospective director, employee, consultant, non-executive director or worker or otherwise.
5.8Effect of sale
(a)No director nor any employee of the Target has given or received notice terminating his employment or office, except as expressly contemplated in this agreement and no such director or employee will be entitled to give such notice as a result of the provisions of this agreement.
(b)The Seller has no knowledge, information or belief that any director or employee of the Target will give notice terminating his employment as a result of the provisions of this agreement, except as expressly contemplated in this agreement.
(c)No director or employee will be entitled by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms.
5.9Redundancies
(a)During the 12 months preceding the date of this agreement, the Target has not given notice of any redundancies to the Secretary of State or any relevant Governmental Authority.
(b)The Target has not given any notice of termination or dismissal or notice of redundancy to any of its employees which is outstanding as at the date of this agreement.
(c)There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Target to receive any payment on the termination of their employment (except for contractual notice pay).
5.10Collective Agreements
The Target has not entered into any collective agreement or arrangement with nor does it recognise a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might be construed as recognition.
5.11Pensions
(a)Other than the money purchase scheme in place for Jan Bond (to which Video Marine International Limited contributes £300 per month) (the “Pension Scheme”), the Target has not prior to Completion paid, provided or contributed towards, and the Target has not proposed nor is under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute towards, any benefits under a pension scheme (as defined by section 150 of the Finance Act 2004) for or in respect of any present or past officer or employee (or any spouse, child or dependant of any of them) of the Target or of any predecessor in the business of the Target.

(b)No member of the Target participates in, and no such member has at any time in the past participated in an occupational pension scheme or registered pension scheme which provides benefits other than money purchase benefits as defined in section 181 of the Pension Schemes Act 1993. All benefits provided under the Pension Scheme are on a money purchase basis.
(c)True, complete and accurate details of the Pension Scheme have been supplied to the Buyer.
(d)The Pension Scheme is a registered pension scheme within the meaning of the Finance Act 2004 and there is no reason why such registration may be withdrawn.
(e)The Pension Scheme complies with, and has been administered at all times in accordance with all applicable legal and administrative requirements (including, without limitation, Article 141 of the Treaty of Rome as it applies to the eligibility of employees of the Target Group to join the respective scheme and the benefits provided under them) the requirements of any competent government body or regulatory authority and the trusts, powers and provisions of the respective schemes.
(f)All contributions, premiums and expenses due including professional fees in respect of the Pension Scheme have been paid.
(g)No claim has been made or threatened against either the Seller or any member of the Target in respect of any act, event, omission or other matter arising out of or in connection with the Pension Scheme and there are no circumstances which may give rise to any such claim.
(h)No undertakings or assurances have been given to any of the employees of the Target as to the continuance, introduction, increase or improvement of any rights or entitlements in relation to pension, death, disability, sickness or retirement benefits.
(i)All lump sum death benefits which may be payable on the death of any employee of the Target are fully insured with an insurance company authorised to carry on long term insurance business under the Financial Services and Markets Act 2000 and all premiums in relation to this insurance have been paid.
6.ASSETS
6.1Ownership of assets
(a)The Target is the legal and beneficial owner all assets included in the Last Accounts or acquired by it since the Last Accounts Date. None of such assets is the subject of any Security Interest, equity, option, right of pre-emption or royalty.
(b)No claim has been or, so far as the Seller is aware, will be made by any person to be entitled to any Security Interest on or over any of the assets, property or undertaking of the Target.
6.2Assets sufficient for the business
(a)The assets owned by the Target together with the services and facilities to which it has a contractual right comprise all the assets, services and facilities necessary for the carrying on of the business of the Target as now carried on.
6.3Insurance
(a)The Target is now and has for the last 3 years been insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Target.
(b)All policies of insurance effected by or for the benefit of the Target are currently in force and nothing has been done or omitted to be done which could make any such policy of insurance void or voidable.
(c)A copy or summary of each policy of insurance effected by or for the benefit of the Target is attached to the Disclosure Letter.

(d)No claim is outstanding or may be made under any such policies and, so far as the Seller is aware, no circumstances exist which are likely to give rise to such a claim.
6.4Intellectual property rights
(a)The Target Intellectual Property Rights comprise all the Intellectual Property reasonably necessary for the Target to operate its business as it is operated at the date of this agreement.
(b)Without limitation to paragraph (a) above, the trade marks listed in Schedule 4 comprise all the trade marks necessary for the Target to operate its business as it is operated at the date of this agreement.
(c)All the Target Intellectual Property Rights are legally and beneficially owned by the Target, free from any Security Interests.
(d)The Target is the sole registered proprietor (or, where relevant, applicant for registration) of all Registered Intellectual Property Rights.
(e)All registrations of Registered Intellectual Property Rights have been properly maintained and are subsisting and have not been surrendered or are currently being prosecuted to grant.
(f)All renewal and prosecution fees which have become due for payment (or will become due in the three month period following the date of this agreement) in respect of any Registered Intellectual Property Rights have been paid in time and in full.
(g)The Domain Names are all the internet domain names owned or used by the Target. The Target is the sole registered proprietor of all the Domain Names.
(h)So far as the Seller is aware none of the Registered Intellectual Property Rights or Domain Names are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or any similar proceedings anywhere in the world. The Seller is not aware of any circumstances which might result in any such proceedings.
(i)There is no fact or matter (including any act or omission of the Target or the Seller) which so far as the Seller is aware might result in any registrations of Registered Intellectual Property Rights or Domain Names, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which might prejudice the prospects of registration.
(j)All Target Intellectual Property related to the SETT Cooperation Agreement are legally and beneficially owned by the Target, free from any Security Interests.
(k)There is no Intellectual Property jointly developed under the SETT Cooperation Agreement.
(l)The Target is entitled to use under a licence all Third Party Intellectual Property Rights for all purposes necessary to conduct its business.
(m)Details of all material IP Licences are set out in the Disclosure Letter.
(n)All material IP Licences are valid and binding and are in full force and effect.
(o)Each IP Licence which relates to registered Intellectual Property and which can be registered in respect of such Intellectual Property, has been duly registered with the proper authorities.
(p)Nothing has been done or omitted to be done by the Seller or the Target which would enable any IP Licence to be terminated or which in any way constitutes a breach of any of the terms of any IP Licence.
(q)So far as the Seller is aware no other party is in breach of any IP Licence.
(r)So far as the Seller is aware, no IP Licence is determinable by virtue of the Seller having entered into this agreement.

(s)Other than pursuant to the IP Licences, the Seller and the Target have not granted and are not obliged to grant any licence, sub-licence, Security Interest or assignment in respect of any of the Target Intellectual Property Rights or the Third Party Intellectual Property Rights.
(t)Whether in the carrying on of its business or otherwise, the Target does not infringe and has not, at any time within the past six years, infringed any Intellectual Property owned by any third party or breached any obligations of confidence owed to any third party.
(u)So far as the Seller is aware, no third party has infringed the Target Intellectual Property Rights, breached any obligations of confidence owed to the Seller or misappropriated or misused any Confidential Business Information.
(v)Neither the Seller nor the Target nor any of their officers, employees or agents have made any threat in writing to bring proceedings for infringement of Intellectual Property which is actionable by virtue of applicable legislation.
6.5Information technology
(a)Details of the material parts of the Systems and all agreements or arrangements relating to the maintenance and support (including, without limitation, escrow agreements relating to the deposit of source codes), security, disaster recovery management and use of the Systems are contained in the Disclosure Letter.
(b)The Target is entitled as owner, lessee or licensee to use each part of the Systems for all purposes necessary to carry on its business in the manner in which it is carried on at the date of this agreement and the business of the Target is not dependent on any information technology (including, without limitation, data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Target.
(c)There are no material defects relating to the Systems and the Systems have been and are being properly and regularly maintained.
(d)The Systems have the capacity and performance necessary to fulfil the present requirements of the Target.
7.PROPERTIES
7.1Properties
(a)The Properties comprise all the land and buildings owned, occupied or otherwise used in connection with the business of the Target Group. The particulars of the Properties shown in Schedule 3 are true and correct.
(b)The Target Group is in sole and undisputed occupation of the Properties.
(c)The Properties are free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Target Group/or any other person.
(d)The Properties are not subject to any outgoings other than business rates, water and sewerage charges, insurance premiums, rent and service charges and all outgoings have been duly paid to date and none is in dispute.
(e)The rights in relation to Leased Properties are held by the Target under the terms and conditions of the relevant agreement giving rise to rights of occupation and enjoyment and no collateral assurances, undertakings or concessions have been made by any party to the relevant agreement and such agreement is valid and subsisting.
(f)The Target has paid the rent or fees and all other sums payable under the relevant agreement related to Leased Properties on the due dates for payment and the Target has performed the covenants and obligations therein required to be performed by it.

(g)There are no rent reviews under the leases of the Properties held by the Target Group currently in progress.
7.2Other involvement in relation to Properties
The Target Group has not in the last three years:
(a)had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties; or
(b)given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than these disclosed to the Buyer in writing in relation to the Properties in respect of which any contingent or potential liability remains with the Target Group.
7.3Disputes
(a)There are no claims, disputes or outstanding orders or notices affecting the Properties (whether served by a landlord, local authority, local planning authority, an adjoining or neighbouring owner or other body or person) and none are anticipated.
(b)The Target Group has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation.
7.4Consents
(a)All necessary planning permissions and other statutory consents and approvals have been obtained and complied with respect to the use of the Properties by the Target Group and any alterations and improvements to the Properties carried out by or on behalf of the Target Group.
(b)The documents of title include all licences, consents and approvals required from the landlords and any superior landlords under any lease of the Properties.
7.5Condition of the Properties
(a)The Properties are in a good state of repair (subject to ordinary wear and tear) and fit for the purposes for which they are presently used.
(b)The Target Group is not expecting to have to expend any substantial sum of money in respect of the Properties in the near future.

Schedule 5

Completion Accounts and Receivable Adjustment

Part 1 - Completion Accounts

1.	For the purposes of this Schedule:
“Net Assets” means a sterling sum equal to the aggregate amount of the consolidated assets of the Target Group excluding cash less the aggregate amount of the consolidated liabilities of the Target Group (including any contingent and prospective liabilities), as derived from the Completion Accounts.
“Pro Forma Statement of Net Assets” means the pro forma Statement of Net Assets set out in Part  3 of this Schedule for illustrative purposes.
“Statement of Net Assets” means a statement of the consolidated Net Assets of the Target Group, as derived from the Completion Accounts.

2.
Within 2 months after the date of Completion, the Buyer shall prepare (or shall procure that the Buyer’s Accountants shall prepare) a draft of the Completion Accounts and a draft of the Statement of Net Assets and submit both for approval to the Seller.

3.	The Completion Accounts and the Statement of Net Assets shall be prepared:

(a)	on the basis of the accounting principles, policies, bases, practices used in preparing the Pro Forma Statement of Net Assets and audit adjustments;

(b)	after making the following adjustments:

(i)	fixed assets shall be valued at net book value;

(ii)	all cash shall be valued at £ 697,000;

(iii)	all intangible assets shall be valued at nil;

(iv)	all goodwill shall be valued at nil;

(v)	full provision shall be made against all agreed bad and doubtful debtors;

(vi)	full provision shall be made for deferred tax;

(vii)	full provision shall be made for any liabilities of any member of the Target Group;

(viii)	dividends payable and customer deposits shall be valued at nil; and

(ix)	any shareholder or director related amounts due shall be valued at nil.

(c)	subject to paragraph (a) above and subject to the adjustments referred to in paragraph (a) above, in accordance with UK GAAP as at the date of Completion;

(d)
having due regard to all matters set out or referred to in the Disclosure Letter insofar as the same discloses any liability (actual or contingent) which ought properly to be provided for in the Completion Accounts; and

(e)
subject to the preceding provisions of this paragraph 3 and in so far as not inconsistent therewith, in a manner consistent with the procedures and policies, bases and methods of valuation adopted in the preparation of the Last Accounts.

4.
Within 60 Business Days of the receipt by the Seller of the draft Completion Accounts and the draft Statement of Net Assets, the Seller shall inform the Buyer in writing whether or not he accepts the draft Completion Accounts and the draft Statement of Net Assets and, if not, shall specify in writing the amount and nature of any item which he does not accept.

5.
If the Seller confirms in writing that he accepts the draft Completion Accounts and the draft Statement of Net Assets, or if he fails to inform the Buyer within 20 Business Days of receipt whether or not he accepts the draft Completion Accounts and the draft Statement of Net Assets, such drafts shall be the Completion Accounts and Statement of Net Assets for the purposes of this Schedule.

6.
If the Seller informs the Buyer, in accordance with paragraph 4, that he does not accept the draft Completion Accounts and the draft Statement of Net Assets, the Seller and the Buyer shall hold discussions in good faith with a view to agreeing any particular item in relation to the Completion Accounts or the Statement of Net Assets the amount and nature of which has been specified by the Seller in accordance with paragraph 4. If such agreement is reached and is confirmed in writing by the parties, it shall be final and binding on the parties but without prejudice to the Buyer’s right to claim under the Warranties, Schedule 6 or otherwise in respect of any matter.

7.
Any dispute about the draft Completion Accounts and the draft Statement of Net Assets which remains unresolved 30 Business Days after receipt by the Seller of the draft Completion Accounts and the draft Statement of Net Assets shall, at the request of either the Buyer or the Seller, be referred for final determination to an independent firm of certified public accountants nominated jointly by the Buyer and the Seller or, failing such nomination within 10 Business Days after a request by either the Buyer or the Seller, such firm shall be nominated at the request of either the Buyer or the Seller by the President for the time being of the Hong Kong Institute of Certified Public Accountants. Such independent firm shall act as experts and not as arbitrators and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties but shall be without prejudice to the Buyer’s right to claim under the Warranties, Schedule 6 or otherwise in respect of any matter.

8.
All costs incurred by the Seller in reviewing and agreeing the Completion Accounts and the Statement of Net Assets shall be borne by the Seller and all such costs incurred by the Buyer shall be borne by the Buyer. The fees of such independent firm shall be payable by the Buyer and the Seller in such proportions as such independent firm determines (or failing such determination equally by the Seller on the one hand and the Buyer on the other hand).

9.
Each party will co-operate fully with the others and, if applicable, with the independent firm appointed under paragraph 7 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Completion Accounts and the draft Statement of Net Assets to be prepared and subsequently discussed and, if applicable, with a view to enabling any such independent firm to make any determination required by paragraph 7, and in particular the Buyer shall procure that the Target Group shall permit the Seller and their advisers (and, if applicable, such independent firm) to have reasonable access to, and (where reasonable) at their own cost to take copies of any records or information belonging to the Target Group which the Seller may reasonably require for the purpose of reviewing the draft Completion Accounts and the draft Statement of Net Assets.

10.	Within 5 Business Days of the agreement or determination of the Completion Accounts and the Statement of Net Assets pursuant to this Schedule:

(f)	if the Net Assets exceed (i.e. is more positive, or less negative than) (minus) £1,160,000, the full amount of any such excess shall be paid by or on behalf of the Buyer to the Seller; or

(g)
if the Net Assets are less than (i.e. is more negative than) (minus) £1,160,000, the full amount of any such shortfall shall be paid by or on behalf of the Seller to the Buyer from the funds standing to the credit of the Escrow Account (in so far as there are sufficient funds standing to the credit of the Escrow Account).

Part 2 - Receivables Adjustment

11.
Within 10 days of the first anniversary of the date of Completion, the Buyer shall prepare (or shall procure that the Buyer’s Accountants shall prepare) a statement showing the amount of the Receivables (as shown in the Statement of Net Assets agreed in accordance with Part 1 of this Schedule 5) which have been written-off in the ordinary course of business (less any provisions for all agreed bad and doubtful debtors (as referred to in paragraph 3(b)(v) of this Schedule 5) during the twelve month period following the date of Completion (the “Post-Completion Write-Off”).

12.
Within 5 Business Days of the agreement or determination of the Post-Completion Write-Off pursuant to this Schedule 5 if the Post-Completion Write-Off exceeds £200,000, the amount of any such excess shall be paid by or on behalf of the Buyer to the Seller.

SCHEDULE 6

Tax Warranties

1.	Within the last 5 years, the Target has complied with relevant legal requirements for Taxation purposes in all material respects.

2.
The Target has paid or accounted for all Taxation (if any) due to be paid or accounted for by it, and has filed returns which ought to have been filed by it for Taxation purposes, within the past 4 years on a timely basis.

3.
All notices, returns, reports, accounts, computations, statements, assessments, registrations and any other necessary information submitted by the Target to any Tax Authority for the purposes of Taxation within the past 5 years have been made on a proper basis, were submitted within applicable time limits and, so far as the Seller is aware, were accurate and complete when submitted and remain accurate and complete in all material respects. So far as the Seller is aware, none of the above is, or is likely to be, the subject of any dispute with any Tax Authority.

4.
There is no dispute or disagreement outstanding nor is any contemplated by the Seller as at the date of this Agreement with the Hong Kong Inland Revenue Department or any other Tax Authority regarding liability or potential liability for any Tax (including in each case penalties or interest) recoverable from the Target or regarding the availability of any relief from Tax to the Target, and so far as the Seller is aware there are no circumstances which make it likely that any such dispute or disagreement will commence.

5.
The Target has not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Tax Authority, and so far as the Seller is aware there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

6.	Within the last 5 years, the Target has, within applicable time periods, maintained all records in relation to Taxation as it is required to maintain.

7.	Within the last 5 years, the Target has complied within applicable time limits with all notices serviced on them and any other requirements lawfully made of them by any Tax Authority.

8.
Within the last 5 years, the Target has not received from any Tax Authority (and has not subsequently repaid to or settled with that Tax Authority) any payment to which it was not entitled, or any notice in which, so far as the Seller is aware, its liability to Taxation was understated.

9.
The Target has not paid or become liable to pay any penalty, fine, surcharge or interest in relation to Tax in the 5 year period prior to the date hereof, and so far as the Seller is aware there are no circumstances which make it likely that the Target will become liable to pay any penalty, fine, surcharge or interests in relation to Tax.

10.
The Target has complied with all requirements to deduct or withhold Taxation from any payments it has made in the 5 year period prior to the date hereof and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

11.
During the 5 year period prior to the date hereof the Target has not engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement the main or dominant purpose of which was the avoidance of the Tax liability of the Target or which contravened or contravenes any Taxation Statute.

12.	The Target has duly submitted all claims, disclaimers and elections the making of which have been assumed for the purposes of the Last Accounts.

13.
Within the last 5 years, the Target has not made to any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Target or any other member of the Target Group).

14.
The Last Accounts of the Target make proper provision or reserve in accordance with UK GAAP for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Target or for which the Target is accountable at that date, whether or not such member has (or may have) the right to reimbursement against any other person. Proper provision has been made and shown in the Last Accounts for deferred taxation in accordance with UK GAAP.

15.
All transactions and other dealings within the past 5 years between the Target on the one hand and any non-resident person with which it does business and with whom it is closely connected pursuant to Section 20 to 20B of the Inland Revenue Ordinance on the other, have been conducted at arm’s length.

16.
Any document that may be necessary in proving the title of the Target to any asset which is owned by the Target at Completion, and each document which the Target is required to enforce or produce in evidence, which is subject to stamp duty is duly stamped for stamp duty purposes. No such documents which are outside Hong Kong would attract stamp duty if they were brought into Hong Kong.

17.	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty relief granted to the Target on or before Completion.

18.
The Target has complied with all its obligations in respect of salaries tax and has complied with all its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided for its employees (including former employees) of the Target or others.

19.
The Target will not be liable after Completion to account for salaries tax in respect of, or in consequence of any event occurring in relation to, any shares, securities or options over or interests in any shares or securities of the Target held before Completion by any employee or director or former employee or director of the Target or any person associated with any of them.

Schedule 7

Warranty Limitations
1.TIME LIMITS FOR BRINGING CLAIMS

1.1
The Seller shall not be liable for in respect of any Claim, Tax-Related Claim or Independent Indemnity Claim unless, subject to paragraph 1.2, the Buyer gives to the Seller written notification of the particulars of such claim specifying in reasonable detail the nature of the Claim, Tax-Related Claim or Independent Indemnity Claim and if practicable, an estimate of the amount claimed and including copies of all relevant documentation excluding that which attracts legal privilege in any claim against the Seller and in any event:

(a)	in the case of a Claim (excluding any Claim in respect of the Fundamental Warranties), Tax-Related Claim or Independent Indemnity Claim, before the Payment Date;

(b)	in the case of a Claim in respect of the Fundamental Warranties, before the end of the relevant statutory limitation period.

1.2
Any Claim, Tax-Related Claim or Independent Indemnity Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such Claim, Tax-Related Claim or Independent Indemnity Claim have been commenced (by being both issued and served on the relevant parties) within 6 months of the notification of such Claim, Tax-Related Claim or Independent Indemnity Claim to the Seller pursuant to paragraph 1.1 of this Schedule, provided that such 6 month period shall not exceed the three month period immediately following the relevant period set out in 1.1 above.

2.    LIMITATIONS ON QUANTUM

2.1
Subject to clause 2.2 below, the aggregate liability of the Seller in respect of all Claims (other than any Claim in respect of the Fundamental Warranties) in connection with the terms of this agreement shall not in any circumstances exceed the Escrow Sum.

2.2
The aggregate liability of the Seller for a Claim in respect of the Fundamental Warranties shall not in any circumstances, exceed the total amount of consideration received by him under the terms of this agreement less the aggregate amount of any Claims referred to under paragraph 2.1 above.

2.3	The Seller shall not be liable in respect of any Claim (other than a Claim in respect of the Fundamental Warranties):

(a)
unless the amount of the liability of the Seller for such Claim exceeds £100,000 (in which event, subject to paragraph 2.3(b) below, the Seller shall be liable for the whole amount of such Claim and not only the excess over such amount); and

(b)
unless the aggregate amount of the liability of the Seller for all such Claims exceeds £300,000 (in which event, the Seller shall be liable for the whole amount of such Claims and not only the excess over such amount).

3.	ESCROW ACCOUNT
Prior to the Payment Date the Buyer shall seek to recover damages in respect of any Claims, Tax-Related Claims or Independent Indemnity Claims under this agreement from the funds held in the Escrow Account in the first instance but for the avoidance of doubt the Buyer shall be entitled to pursue the Seller for any Claims in respect of the Fundamental Warranties, Tax-Related Claims or Independent Indemnity Claims, in excess of the amount standing to the credit of the Escrow Account, subject always to the time limit for bringing such claims.

4.	NO DOUBLE COUNTING
The Buyer shall not be entitled to recover damages in respect of any Claim, Tax-Related Claim or Independent Indemnity Claim or otherwise obtain reimbursement or restitution more than once in respect of any one breach of Warranty or Claim, Tax-Related Claim or Independent Indemnity Claim arising out of or in connection with the same circumstances.

5.	THIRD PARTY RECOVERIES

5.1	The Seller shall not be liable for any Claim, Tax-Related Claim or Independent Indemnity Claim:

(a)	to the extent that recovery is made by the Buyer or any member of the Buyer’s Group under any policy of insurance; or

(b)	to the extent that the Buyer or any member of the Buyer’s Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such claim from any third party.

5.2
If the Seller pays to the Buyer an amount in respect of any Claim, Tax-Related Claim or Independent Indemnity Claim and the Buyer or any member of the Buyer’s Group subsequently recovers from a third party (including, without limitation, any insurer or any Tax Authority) a sum which is referable to that claim, the Buyer shall repay to the Seller so much of the amount originally paid by the Seller as does not exceed the sum recovered from the third party after deduction of all the reasonable costs and expenses of recovery incurred.

6.	ACTS OF THE BUYER, CHANGES IN LEGISLATION, ETC
The Seller shall not be liable for any Claim, Tax-Related Claim or Independent Indemnity Claim if and to the extent that the such claim would arise or the amount of such claim would be increased after the date of this agreement as a result of or to the extent that:

(a)	any breach by the Buyer of any of its obligations under this agreement;

(b)
such claim would not have arisen but for any transaction, arrangement, act or omission (or any combination of the same) carried out or effected at any time after Completion by the Buyer or any member of the Buyer’s Group outside the ordinary course of its business;

(c)	the enactment of any legislation with retrospective effect;

(d)	a judgment or change in the interpretation or application of any Law or of any ruling or practice of any administrative authority (including Tax Authorities);

(e)	the liability arises out of any act, transaction or omission authorized by or carried out at the request of the Buyer or any member of the Buyer’s Group; and/or

(f)	any penalties, charges or interest arising directly or indirectly from any transaction or omission of the Buyer or the Target Group after Completion.

7.	ACCOUNTING
The Seller shall not be liable in respect of any Claim, Tax-Related Claim or Independent Indemnity Claim to the extent that provision, reserve or allowance for the matter giving rise to such claim has been made in the Last Accounts or the Completion Accounts or to the extent of any amount which is included as a liability in the Completion Accounts.

8.	REDUCTION IN CONSIDERATION
If any amount is paid by the Seller in respect of a breach of any of the Warranties, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement for the Shares to which the breach most relates.

9.	NO TERMINATION OR RESCISSION
The Buyer shall not be entitled to terminate or rescind this agreement or any agreement or document entered into pursuant to this agreement.

Schedule 8
Escrow Account
1.DEFINITIONS
For the purposes of this Schedule:
“Claim” means any claim by the Buyer in respect of any breach of any Warranty or Tax Warranty or otherwise under this agreement.
“Finally Determined” means either agreed between the Seller and the Buyer in writing, withdrawn by the Buyer in writing, or determined by a court of competent jurisdiction from which there is either no further appeal or from whose judgment the Seller or the Buyer (as the case may be) does not appeal within the period during which such appeal may properly be brought.
“Independent Expert” has the meaning given in paragraph 6.1.
“Retained Amount” means the amount calculated, agreed or determined in accordance with paragraph 5.
2.OPERATION OF ESCROW ACCOUNT
2.1The Seller and the Buyer agree that the Escrow Account shall be operated in accordance with the provisions of this Schedule and the Escrow Agreement. The Escrow Sum shall be retained in the Escrow Account and shall only be released in accordance with the provisions of this Schedule.
2.2The Seller and the Buyer shall give such instructions to the Escrow Bank from time to time as may be necessary to enable them to operate the Escrow Account in accordance with the provisions of this Schedule. The Seller and the Buyer irrevocably authorise and instruct the Escrow Bank to operate the Escrow Account in accordance with the Escrow Agreement.
3.INTEREST
Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and any payment of principal out of the Escrow Account shall carry the interest earned on that principal sum in the Escrow Account.
4.PAYMENTS OUT OF ESCROW ACCOUNT

2.1	The Seller Stamp Duty Amount shall be released to the Buyer in accordance with clause 5.6 of this agreement.

2.2	Subject to paragraphs 4.4 and 4.5, all sums standing to the credit of the Escrow Account shall be released to the Seller on the Payment Date.

2.3
If, at any time before the Payment Date, the Buyer has notified any Claim in writing to the Seller and such Claim is Finally Determined before the Payment Date, an amount equal to the amount determined to be payable to the Buyer in relation to such Claim (if any) together with interest accrued on such amount since Completion (net of any Taxation required by law to be withheld from such interest) shall be released to the Buyer as soon as possible.

2.4
If, at any time before the Payment Date, the Buyer has notified any Claim in writing to the Seller, the Retained Amount in relation to any such Claim (except to the extent that such Claim has been Finally Determined and any sums payable in relation to such Claim has been paid in full before the Payment Date) shall be retained in the Escrow Account and the balance (if any) shall be released to the Seller on the Payment Date.

2.5
Upon any Claim referred to in paragraph 4.4 being Finally Determined on or after the Payment Date, an amount equal to the amount (if any) determined to be payable to the Buyer in relation to such Claim together with interest accrued on such amount since Completion (net of any Taxation required by law to be withheld from such interest) shall be released to the Buyer (in so far as there are sufficient funds standing to the credit of the Escrow Account) and:

(a)
if any Claim remains outstanding, the Retained Amount in relation to such outstanding Claim or Claims shall be retained in the Escrow Account and the balance (if any) shall be released to the Seller (net of any Taxation required by law to be withheld from interest on the balance); or

(b)
if no Claim remains outstanding, all sums standing to the credit of the Escrow Account (if any) shall be released to the Seller (net of any Taxation required by law to be withheld from interest on those sums).

5.CALCULATION OF RETAINED AMOUNT

5.1	Subject to paragraph 5.2, in relation to any Claim or Claims, the Retained Amount shall be whichever is the lesser of:
(a)the amount standing to the credit of the Escrow Account; and

(b)	a sum equal to the aggregate amount of such Claim or Claims plus all interest accrued on such aggregate amount since Completion.

5.2
In the event of a dispute as to the calculation of the Retained Amount the Seller or the Buyer may refer the dispute for determination by the Independent Expert in accordance with paragraph 6. The Retained Amount shall be the amount so determined by the Independent Expert.

6.INDEPENDENT EXPERT

6.1
The disputes referred to in paragraph 5.2 shall be decided by an independent Counsel of at least 7 years standing with commercial expertise (“Independent Expert”) nominated jointly by the Buyer and the Seller or, failing such nomination within 10 Business Days of notification of the relevant dispute, at the request of either party, by the Chairman for the time being of the Hong Kong Bar Association.

6.2
The Independent Expert shall be instructed by the Buyer and the Seller to act as an expert and not as an arbitrator and to reach a decision, a written copy of which shall be sent to the Buyer and Seller within 20 Business Days of his nomination or appointment. Subject to the Independent Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer shall provide the Independent Expert with such documents and other information in the possession of the Buyer or the Target Group as the Independent Expert may reasonably request for the purpose of making his determination. In the absence of manifest error, his decision shall be final and binding on the parties who shall pay his costs as he directs or, in the absence of any such direction, such costs shall be divided equally between the parties.

6.3	For the avoidance of doubt, no Claim shall be (or be deemed to be) Finally Determined by the Independent Expert unless otherwise agreed between the parties.
7.MISCELLANEOUS

7.1
For the purposes of this Schedule a Claim will be deemed to have been withdrawn (and therefore Finally Determined for the purposes of paragraph 4.4) unless proceedings in respect of such Claim have been commenced in accordance with paragraph 1.2 of Schedule 7.

7.2
The payment of any sum to the Buyer pursuant to this Schedule in or towards satisfaction of any Claim shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due to the Buyer.

SCHEDULE 9

Holdback Account
1.OPERATION OF HOLDBACK ACCOUNT

1.1
The Seller and the Buyer agree that the Holdback Account shall be operated in accordance with the provisions of this Schedule and the Holdback Agreement. The Holdback Amount shall be retained in the Holdback Account and shall only be released in accordance with the provisions of this Schedule.

1.2
The Seller and the Buyer shall give such instructions to the Escrow Bank from time to time as may be necessary to enable them to operate the Holdback Account in accordance with the provisions of this Schedule. The Seller and the Buyer irrevocably authorise and instruct the Escrow Bank to operate the Holdback Account in accordance with the Holdback Agreement.

2.INTEREST
Interest accruing from time to time on the balance of money standing to the credit of the Holdback Account shall be added to the money standing to the credit of the Holdback Account and any payment of principal out of the Holdback Account shall carry the interest earned on that principal sum in the Holdback Account.
3.PAYMENTS OUT OF HOLDBACK ACCOUNT

3.1
Subject to paragraphs 3.2 and 3.3 below, the Seller and the Buyer shall instruct the Escrow Bank to pay to the Seller the balance standing to the credit of the Holdback Account on the second anniversary of Completion provided that the Seller is, at that date, an employee of a Buyer’s Group Company (including any Target Group Company).

3.2	If at any time prior to the second anniversary of Completion, the Seller is a Bad Leaver, the full amount standing to the credit of the Holdback Account shall be paid to the Buyer.

3.3	If at any time prior to or on the second anniversary of Completion, the Seller is a Good Leaver, the full amount standing to the credit of the Holdback Account shall be paid to the Seller.

3.4	For the purpose of this Schedule 9:

(a)
The Seller will be a ‘Good Leaver’ where he ceases to be an employee of a Buyer Group Company (including any Target Group Company) otherwise than as a Bad Leaver including, but not limited to, by reason of his death, disability, mental or physical incapacity, redundancy, constructive, unfair or wrongful dismissal; and

(b)
The Seller will be a ‘Bad Leaver’ where he ceases to be an employee of a Buyer Group Company (including any Target Group Company) (i) for cause or (ii) following notice of termination of employment being served by the Seller other than under circumstances where the Seller is deemed to be a Good Leaver.

EXECUTED and delivered when
dated as an agreement by NIGEL CLEAVE

By: /s/ Nigel Cleave

Name: Nigel Cleave
Title: Director

EXECUTED and delivered when
dated as an agreement by KVH MEDIA GROUP LIMITED

By: /s/ Peter Rendall

Name: Peter Rendall
Title: Director